UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ManTech International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12015 Lee Jackson Highway

Fairfax, VA 22033-3300

April 3, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of ManTech International Corporation, which will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Thursday, May 14, 2009, at 11 am (EDT).

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

George J. Pedersen

Chairman of the Board and Chief Executive Officer

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD May 14, 2009

The 2009 Annual Meeting of Stockholders (Annual Meeting) of ManTech International Corporation, a Delaware corporation (the Company), will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Thursday, May 14, 2009, at 11 am (EDT), for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect ten (10) persons as directors of the Company, each to serve for a term of one year, or until their respective successors shall have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 20, 2009 (Record Date) are entitled to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders during the ten days prior to the Annual Meeting, between the hours of 9 am and 5 pm (EDT), at the offices of the Company at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.

The proxy statement and form of proxy are being mailed on or about April 3, 2009.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 3, 2009

Important Notice Regarding Availably of Proxy Materials for ManTech’s

Annual Meeting of Stockholders to be Held on May 14, 2009.

The Proxy Statement, our Proxy Card and our Annual Report to Shareholders are available at

http://www.mantech.com/IR/SEC-Proxy.asp

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of ManTech International Corporation (Board) is soliciting proxies to be voted at the 2009 Annual Meeting of Stockholders (Annual Meeting) to be held on Thursday, May 14, 2009, at 11 am (EDT), at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, and at any adjournments or postponements thereof.

The mailing address of our principal executive offices is 12015 Lee Jackson Highway, Fairfax, VA 22033-3300. This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being mailed to our stockholders on or about April 3, 2009 (Mailing Date).

GENERAL INFORMATION

The Board is soliciting proxies to be voted at the Annual Meeting. When we ask you for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

At the Annual Meeting, we will ask you to consider and vote on the following matters:

1.	To elect ten (10) persons as directors of the Company, each to serve for a term of one year; and

2.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2009.

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy, George J. Pedersen and Jeffrey S. Brown, with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their discretion and best judgment.

Record Date and Stockholders Entitled to Vote

Record Date	Stockholders as of the close of business on March 20, 2009 (Record Date) may vote at the Annual Meeting.

Our Stock	We have two classes of outstanding stock: our Class A common stock and our Class B common stock. As of March 20, 2009, a total of 35,536,160 shares were outstanding: 21,857,815 shares of Class A common stock and 13,678,345 shares of Class B common stock. Holders of Class A common stock are entitled to one vote for each share of Class A common stock they hold on the Record Date. Holders of Class B common stock are entitled to ten votes for each share of Class B common stock they hold on the Record Date.

Voting Requirements and Other Matters

Quorum	The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

Broker Non-Votes	If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions for the election of directors and the ratification of auditors, the broker may vote your shares in its discretion. For any other proposal, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.”

How to Vote Your Shares	You can only vote your shares at the Annual Meeting if you are present either in person or by proxy.

If you vote by mail, you must sign and date each proxy card that you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return a proxy card that is not signed, then your vote cannot be counted. If you return a proxy card that is signed and dated, but you do not specify voting instructions, we will vote on your behalf for the election of the nominees for director listed below and for the ratification of the appointment of the independent auditors, in accordance with the Board’s recommendations.

You may vote your shares in person at the Annual Meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

Voting ESOP Shares	Stockholders who are current or former employees participating in our Employee Stock Ownership Plan (ESOP) and have shares of our stock allocated to their account as of the Record Date have the right to direct the plan trustee on how to vote their shares. If you do not send instructions to the plan trustee in a proper manner, or if the instructions are not timely received, the trustee will not vote the shares allocable to your account.

Votes Required for Approval	There are different vote requirements for the two proposals.

➢ Election of Directors	Each of the ten nominees for director who receive a plurality of the votes cast at the Annual Meeting will be elected. Because a plurality vote is required, broker non-votes will not affect the outcome of the vote on this matter – they are treated as neither votes for nor votes against the election of directors.

➢ Ratification of Auditors	The ratification of the appointment of Deloitte & Touche LLP (D&T) to serve as our independent auditors for the fiscal year ending December 31, 2009 will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker non-votes, are not considered “votes cast” on the proposal, and are excluded from the pool of shares that may be voted, and because they will be treated as unvoted for purposes of this proposal, will have the effect of neither a vote for nor a vote against the ratification of D&T to serve as our independent auditors.

Tabulation of Votes	Mr. Joseph Cormier, our Vice President – Corporate Development, has been appointed inspector of elections for the Annual Meeting. Mr. Cormier will separately tabulate the affirmative votes, negative votes, abstentions and broker non-votes with respect to each of the proposals.

Voting Results	We will announce preliminary voting results at the Annual Meeting. We will disclose the final results in the next quarterly report on Form 10-Q that we file with the Securities and Exchange Commission (SEC) after the Annual Meeting.

Revoking Your Proxy	If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by (i) delivering written notice to our Corporate Secretary at our principal executive offices before the Annual Meeting; (ii) executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive offices; or (iii) voting in person at the Annual Meeting.

Ownership by Insiders

As of March 20, 2009, our directors and executive officers beneficially owned an aggregate of 295,743 shares of Class A common stock and 13,678,345 shares Class B common stock (such number includes shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that may be exercised prior to May 19, 2009), which constitutes approximately 39.3% of our outstanding common stock and 79.5% of the voting control of common stock entitled to vote at the Annual Meeting.

Solicitation

The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees and fiduciaries forward our solicitation materials to beneficial owners of our common stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

ELECTION OF DIRECTORS

PROPOSAL 1

General Information

During 2008, the Board held eight meetings. Our Board is currently comprised of ten members, each of whom serves for a one year term that expires at the Annual Meeting.

The Board has nominated each of the current directors to serve as a director until the 2010 Annual Meeting of Stockholders. Each nominee named below is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If any nominee should become unavailable for election or is unable to be a candidate when the election takes place (or otherwise declines to serve), the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate that any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors, or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders.

Information Regarding the Nominees for Election as Directors

The name and age (as of the Mailing Date) of each nominee for election as director, as well as certain additional information concerning each nominee’s principal occupation, other affiliations and business experience during the last five years, are set forth below.

Nominees for Election as Director

Name	Age	Director Since

George J. Pedersen	73	1968

Mr. Pedersen is a co-founder, Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Pedersen has served as a Director of ManTech since 1968, was appointed Chairman of the Board of Directors in 1979, and was named Chief Executive Officer in 1995. Mr. Pedersen was also President of the Company from 1995 until 2004. Mr. Pedersen has served on the board of directors of GSE Systems, Inc., an AMEX-listed company providing simulation and training solutions for the electric power, oil and gas and chemical process industries, since 1994. Mr. Pedersen is chairman of the board of directors for the Institute for Scientific Research, Inc., a not-for-profit corporation that performs research and advanced development of software and related technologies, including research for NASA. Mr. Pedersen is on the board of directors of the National Defense Industrial Association (NDIA), the Institute for Scientific Research, Inc., and the Association For Enterprise Integration (AFEI), three industry associations.

Name	Age	Director Since

Richard L. Armitage	63	2005

Mr. Armitage has served as a Director of ManTech since 2005. From 1995 to 2001, Mr. Armitage served on our Advisory Board. Since 2005, Mr. Armitage has served as President of Armitage International, L.C., which provides multinational clients with critical support in the areas of international business development, strategic planning, and problem-solving. From 2001 through 2005 he served as the Deputy Secretary of State, and prior to that assignment, he was President of Armitage Associates, L.C., a world-wide business and public policy firm. Beginning in the late 1980’s, Mr. Armitage held a variety of high-ranking diplomatic positions, including as Presidential Special Negotiator for the Philippines Military Bases Agreement; as Special Mediator for Water in the Middle East; as a Special Emissary to Jordan’s King Hussein during the 1991 Gulf War; and as an Ambassador, directing U.S. assistance to the new independent states of the former Soviet Union. Mr. Armitage has received numerous U.S. military decorations and has been awarded the Department of Defense Medal for Distinguished Public Service four times, and has received the Presidential Citizens Medal and the Department of State Distinguished Honor Award. Mr. Armitage currently serves on the board of directors of ConocoPhillips, a NYSE-listed international, integrated energy company.

Mary K. Bush	60	2006

Ms. Bush has served as a Director of ManTech since 2006. Ms. Bush founded Bush International, a global consulting firm in 1991. From 1989 to 1991, Ms. Bush served as Managing Director and Head of the Federal Housing Finance Board, the oversight body for the nation’s 12 Federal Home Loan Banks. Prior to 1989, Ms. Bush was the Vice President and Head of International Finance at the Federal National Mortgage Associate (Fannie Mae). From 1982 to 1984, Ms. Bush served as U.S. Alternate Executive Director of the International Monetary Fund (IMF), a position appointed by the President of the United States and confirmed by the Senate. In that capacity, she worked with the U.S. Treasury Department to formulate policy on IMF lending and global economic matters. Ms. Bush serves on the board of directors of The Pioneer Family of Mutual Funds, Briggs & Stratton Corporation, Discover Financial Services, Marriott International, Inc and UAL Corporation (United Airlines).

Barry G. Campbell	67	2002

Mr. Campbell has served as a Director of ManTech since 2002. From 1999 to 2001, Mr. Campbell served as a director, President and Chief Executive Officer of Allied Aerospace Industries, Inc., a Virginia-based aerospace and defense engineering firm. From 1993 to 1997, Mr. Campbell served as President and Chief Executive Officer of Vitro Corporation, the largest subsidiary of Tracor, Inc. In 1997 he served as Chairman and Chief Executive Officer of Tracor’s subsidiary, Tracor Systems Technologies, Inc. until the sale of Tracor, Inc. to GEC Marconi, Plc in 1998.

Robert A. Coleman	49	2006

Mr. Coleman is currently the President and Chief Operating Officer of ManTech. Mr. Coleman was named President and Chief Operating Officer of the Company in September 2004 and was elected as a Director of the Company in March 2006. Prior to that, he was the President of ManTech’s Information Systems and Technology business unit. Before joining ManTech, Mr. Coleman was the founder, CEO and President of Integrated Data Systems Corporation, a highly regarded provider of software engineering, computer security and enterprise architecture solutions to the Intelligence Community and the Department of Defense, which ManTech acquired in February 2003. In March 2009, Mr. Coleman announced his resignation effective on or about June 1, 2009, and expressed his intent to remain a member of the Board of Directors.

Name	Age	Director Since

Walter R. Fatzinger, Jr.	66	2002

Mr. Fatzinger has served as a Director of ManTech since 2002. Mr. Fatzinger joined ASB Capital Management, Inc., an asset management firm, in February 1999 and currently serves as director of the firm. Mr. Fatzinger served as Executive Vice President of Chevy Chase Bank, F.S.B., the parent of ASB Capital Management, Inc. from 1999 to 2002. Mr. Fatzinger currently serves on the board of directors of Optelecom, Inc., a Nasdaq-listed company and a manufacturer of communications products that transport data, video and audio over the internet and fiber-optic cable. Mr. Fatzinger currently serves as director of Chevy Chase Trust Co., and is Chairman of the University of Maryland Foundation.

David E. Jeremiah	75	2004

Admiral Jeremiah has served as a Director of ManTech since 2004. From 1994 to 2005, Adm. Jeremiah served on our Advisory Board. Admiral Jeremiah served as President, CEO and later Chairman of Technology Strategies & Alliances Corporation, a strategic advisory and investment banking firm engaged primarily in the aerospace, defense, telecommunications, and electronics industries. Admiral Jeremiah serves on the board of directors for a number of private and not for profit boards. He was also a member of many national security commissions, panels and boards. During his military career, Adm. Jeremiah earned a reputation as an authority on strategic planning, financial management and the policy implications of advanced technology. From 1990 to 1994, Adm. Jeremiah served as Vice Chairman of the Joint Chiefs of Staff for Generals Powell and Shalikashvili.

Richard J. Kerr	73	2002

Mr. Kerr has served as a Director of ManTech since 2002. From 1994 to 2002, Mr. Kerr served as Chairman of our Advisory Board. From 1996 to 2001, Mr. Kerr served as President of the Security Affairs Support Association, an organization composed of government and industry members that is focused on national security policy. Prior to that, Mr. Kerr worked at the Central Intelligence Agency for 32 years, including as Deputy Director for Central Intelligence. Mr. Kerr headed a small team that assessed intelligence produced prior to the Iraq war, at the request of the Secretary of Defense and Director of Central Intelligence. He currently serves on a commission responsible for monitoring compliance with the Belfast Treaty (Good Friday Agreement).

Kenneth A. Minihan	65	2006

Lt. Gen. Minihan has served as a Director of ManTech since 2006. Since 2002, Lt. Gen Minihan serves as Managing Director of the Homeland Security Fund for Paladin Capital Group. From 1999-2002, Lt. Gen. Minihan served as President of the Security Affairs Support Association. Lt. Gen. Minihan spent 33 + years of service in the Air Force, serving from 1996 to 1999 as the 14th Director of the National Security Agency/Central Security Service. From 1995 to 1996 he was a Director of the Defense Intelligence Agency. Lt. Gen. Minihan is a Founder of the Intelligence and National Security Alliance in Washington, D.C., and serves on the board of directors of BAE Systems, NA, and Verint Systems, Inc.

Stephen W. Porter	70	1991

Mr. Porter has served as a Director of ManTech since 1991. Mr. Porter is Senior Counsel with the law firm of Arnold & Porter, where he has practiced law since June 1993, focusing on real estate, tax and corporate law. Mr. Porter became a certified public accountant in 1961. Mr. Porter currently serves on the Executive Committee and is a Past Chairman of the Board of the District of Columbia Chamber of Commerce. From 1992 to 1994, he served as a member of the Advisory Board of the Center for Strategic and International Studies, a non-partisan public policy institute. In 2007, President Bush appointed Mr. Porter as a Trustee of the National Council on the Arts.

The Board recommends that you vote “FOR” the election of each of the director nominees listed above. All proxies executed and returned will be voted “FOR” all of the director nominees unless the proxy specifies otherwise.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has established and adopted guidelines that it follows in matters of corporate governance (Corporate Governance Guidelines). These Corporate Governance Guidelines assist the Board in the exercise of its responsibilities and provide a framework for the efficient operation of our Company, consistent with the best interests of our stockholders and applicable legal and regulatory requirements. We have posted our Corporate Governance Guidelines on the “Corporate Governance” page in the Investors Relations section of our website at www.mantech.com (our Website).

We have also made available on the Corporate Governance page of our Website a number of other important documents related to our governance practices, including

—	Charters of all six of our standing Board Committees
—	Certificate of Incorporation and Bylaws
—	Code of Ethics (Standards of Ethics and Business Conduct)
—	Related Party Transactions Policy
—	Stock Option Grant Policy
—	Formal policy regarding the consideration of director candidates recommended by stockholders

We will also make these materials available in print format to any requesting stockholder.

Director Independence

The Board is comprised of a majority of directors who are independent from management. Each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are comprised entirely of independent directors.

The Board has conducted an evaluation of director independence, based on the independence standards applicable to Nasdaq-listed companies and the applicable rules and regulations of the SEC. In the course of the Board’s evaluation of the independence of each non-management director, the Board considered any transactions, relationships and arrangements between each such director (or any member of his or her immediate family) and the Company and its subsidiaries and affiliates. The purpose of this evaluation is to determine whether any relationships or transactions exist that could be inconsistent with a determination by the Board that the director has no relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

As a result of this evaluation, the Board has affirmatively determined that the following directors nominated for election at the Annual Meeting are independent of the Company and its management under the above referenced standards and regulations: Mary Bush, Barry Campbell, Walter Fatzinger, David Jeremiah, Richard Kerr, Kenneth Minihan, and Stephen Porter.

The Board determined that George Pedersen, our Chairman and Chief Executive Officer, and Robert Coleman, our current President and Chief Operating Officer, are not independent because they are employed by the Company.

The Board determined that Richard Armitage is not independent because his brother-in-law is a partner with the Company’s independent auditors, Deloitte & Touche LLP.

Audit Committee Member Qualifications and Audit Committee Financial Expert

Our Audit Committee operates under a written charter that is available on the Corporate Governance page of our Website. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. The charter was most recently revised and amended in March 2008.

The Board annually reviews the qualifications of our Audit Committee members in light of the Nasdaq listing standards’ definition of independence for audit committee members and applicable SEC rules and regulations. The Board has determined that each member of our Audit Committee is independent, as director independence is specifically defined with respect to Audit Committee members under the Nasdaq listing standards and applicable SEC rules and regulations.

The Board has also determined that the Company has at least one audit committee financial expert serving on the Audit Committee. The Board has identified Mr. Campbell as a member of the Audit Committee who (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee, and (ii) satisfies the financial sophistication requirement of the Nasdaq listing standards. Mr. Campbell is independent from management.

Communication with Directors

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee member, or the Board of Directors generally, by writing to the following address: ManTech International Corporation Board of Directors, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee member, or the full Board of Directors, as indicated in your correspondence.

Presiding Independent Director

Our independent directors have designated Mr. Campbell to serve as the Presiding Independent Director. Mr. Campbell’s duties as Presiding Independent Director include

—	Coordinating the activities of the independent directors (or non-management directors, in certain circumstances)
—	Calling for meetings or sessions of the independent directors (or non-management directors, in certain circumstances)
—	Presiding at executive sessions and coordinating the agenda for such sessions
—	Facilitating communications and functioning as principal liaison on Board-wide issues between the independent directors and the Chairman of the Board
—	When necessary, recommending the retention of outside advisors and consultants who report directly to the Board

Director Attendance at Annual Meeting of Stockholders

We invite all of our directors to attend our annual meeting of stockholders, and we strongly encourage all of them to do so. In furtherance of this policy, we have scheduled one of our regularly scheduled Board meetings on the same day as the Annual Meeting. In 2008, all of our directors attended our annual meeting of stockholders except for Ms. Bush.

Director Nominations

The Nominating and Corporate Governance Committee, which is comprised entirely of independent directors, is responsible for reviewing the qualifications of and selecting director candidates for nomination by the Board. Our Nominating and Corporate Governance Committee operates under a written charter that is available on the Corporate Governance page of our Website.

The Nominating and Corporate Governance Committee generally identifies and attracts candidates through its own efforts, and it believes that this method has been effective. However, if in the future the Board determines that it is in the Company’s best interest to use the services of a consultant or a search firm to assist with the identification and selection process, it will do so.

The Nominating and Corporate Governance Committee has a policy regarding the consideration of director candidates recommended by our stockholders (Nominations Policy). The Nominations Policy describes the circumstances pursuant to which the Nominating and Corporate Governance Committee will consider Board candidates recommended by our stockholders. The Nominations Policy also describes the procedures to be followed by such stockholders in submitting their recommendations. We have made the Nominations Policy available on the Corporate Governance page of our Website.

Generally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders who beneficially own at least 1% of our outstanding stock at the time of recommendation (a Qualifying Stockholder). Qualifying Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee may do so by submitting a completed Stockholder Recommendation of Candidate for Director Form (Recommendation Form), which is available for download via a hyperlink that is embedded in the Nominations Policy posted on our Website.

Qualifying Stockholders wishing to recommend a nominee for election as director at the next annual meeting of stockholders must submit their completed Recommendation Form at least 120 days in advance of the one-year anniversary of the date of the mailing of this proxy statement. The Nominating and Corporate Governance Committee will only evaluate a candidate if he or she has indicated a willingness to serve as a director and cooperates with the evaluation process.

Code of Ethics

In January 2009, we revised our Standards of Ethics and Business Conduct, which sets forth the policies comprising our code of conduct. Our policies satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, as well as Nasdaq’s requirements for a code of conduct applicable to all directors, officers and employees. Among other principles, our Standards of Ethics and Business Conduct includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Standards of Ethics and Business Conduct is available on the Corporate Governance page on our Website. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. We intend to use our Website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Committees of the Board of Directors

The Board currently has six standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Retirement Plan Committee, Special Programs Oversight Committee, and Executive Committee.

The Board may establish other committees from time to time. A more detailed discussion of each committee’s composition, purpose, objectives, authority and responsibilities can be found in its charter, which we make available on the Corporate Governance page of our Website.

Audit Committee

The primary functions of the Audit Committee are to oversee (i) the integrity of our financial statements, (ii) our accounting and financial reporting processes, and (iii) audits of our financial statements. The Audit Committee was established in accordance with applicable provisions of the Securities Exchange Act of 1934, as amended (Exchange Act). All of our Audit Committee members have a working familiarity with basic finance and accounting practices. During 2008, the Audit Committee held six meetings. The Audit Committee is currently comprised of three directors, all of whom are independent: Messrs. Campbell, Fatzinger, and Kerr. Mr. Campbell serves as Chairman of the Audit Committee.

Compensation Committee

The primary functions of the Compensation Committee are to (i) oversee the determination, implementation and administration of the remuneration (including salary, incentive cash payments and bonuses, equity compensation and perquisites) of all directors and executive officers of the Company, (ii) review and approve all equity compensation to be paid to other Company employees, and (iii) administer the Company’s stock-based compensation plans. All members of the Compensation Committee are “independent” directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. All committee members also qualify as “non-employee directors” under Section 16 of the Exchange Act, and as “outside directors” under Section 162(m) of the Internal Revenue Code. During 2008, the Compensation Committee held five meetings. Management attends those meetings, and the Compensation Committee also meets in executive session without management present. The Compensation Committee is currently comprised of three directors: Messrs. Fatzinger, Campbell and Jeremiah. Mr. Fatzinger serves as chairman of the Compensation Committee.

Nominating and Corporate Governance Committee

The two primary functions of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board and recommend persons for the Board to select as nominees for election to the Board, and (ii) to oversee the Company’s corporate governance policies and procedures, and develop and review periodically the Company’s Corporate Governance Guidelines. All members of the Nominating and Corporate Governance Committee are “independent” directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. During 2008, the Nominating and Corporate Governance Committee held three meetings. The Nominating and Corporate Governance Committee is currently comprised of four directors: Messrs. Porter, Campbell, Kerr and Minihan. Mr. Porter serves as chairman of the Nominating and Corporate Governance Committee.

Retirement Plan Committee

The primary function of the Retirement Plan Committee is to oversee the operation and funding of our tax-qualified and non-qualified retirement plans. In 2008, the Retirement Plan Committee held five meetings. The Retirement Plan Committee is currently comprised of four directors: Messrs. Fatzinger, Armitage and Campbell, and Ms. Bush. Mr. Fatzinger serves as chairman of the Retirement Plan Committee.

Special Programs Oversight Committee

The Board formed the Special Programs Oversight Committee in October 2007 for the purpose of providing oversight of certain of the Company’s business activities involving programs designated as classified by the United States government and other potential new programs, technologies, or government relations activities. In 2008, the Special Programs Oversight Committee held one meeting. The Special Programs Oversight Committee is currently comprised of six directors: Messrs. Kerr, Pedersen, Armitage, Coleman, Jeremiah, and Minihan. Mr. Kerr serves as chairman of the Special Programs Oversight Committee.

Executive Committee

The Executive Committee was established for the purpose of assisting the Board in fulfilling its oversight responsibilities. The Executive Committee is authorized to exercise the powers of the Board in managing the affairs of the Company during intervals between Board meetings, when Board action is necessary or desirable but convening a special Board meeting is not warranted or practical. Currently, the Executive Committee is comprised of three directors: Messrs. Pedersen, Armitage and Fatzinger. Mr. Pedersen serves as the chairman of the Executive Committee. The Executive Committee did not meet in 2008.

Attendance at Board and Committee Meetings

During 2008, each of our incumbent directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served (during the period that such person served as a director or committee member, as applicable).

Compensation of Directors

Our Compensation Committee sets director compensation. The Compensation Committee generally reviews director compensation on an annual basis, as described in the Compensation Discussion and Analysis.

We do not compensate any director who is also an employee of the Company for his or her service on the Board or any committee of the Board. In certain circumstances, members of the Board may receive reimbursement for certain expenses incurred in connection with attending Board or committee meetings.

DIRECTOR COMPENSATION TABLE

The tables and footnotes below reflect the compensation and other fees received by our directors for their services in 2008.

Name	Fees Earned or Paid in Cash [1] ($)	Option Awards [3] ($)	Total ($)
Richard L. Armitage	73,750	80,404	154,154
Mary K. Bush	56,000	69,156	125,156
Barry G. Campbell	119,000	73,689	192,689
Robert A. Coleman [2]	0	0	0
Walter R. Fatzinger, Jr.	106,500	73,689	180,189
David E. Jeremiah	66,250	73,689	139,939
Richard J. Kerr	85,500	73,689	159,189
Kenneth A. Minihan	66,750	84,490	151,240
George J. Pedersen [2]	0	0	0
Stephen W. Porter	69,000	73,689	142,689

[1]	The following table presents the compensation we currently pay to our non-employee directors for their service on our Board and our various standing committees of the Board:

	Annual Retainer (Director/ Member)	Additional Annual Retainer (Chairperson)	Meeting Fee
Board of Directors	$50,000	N/A	$1,500 for each meeting that is attended
Audit Committee	$12,500	$20,000	$1,500 for each meeting in excess of 4 per year
Compensation Committee	$7,500	$10,000	$1,500 for each meeting in excess of 4 per year
Nominating and Corporate Governance Committee	$7,500	$7,500	$1,500 for each meeting in excess of 4 per year
Retirement Plan Committee	$5,000	$5,000	$1,500 for each meeting in excess of 4 per year
Special Programs Oversight Committee	$5,000	$5,000	$1,500 for each meeting in excess of 4 per year
Executive Committee	$10,000	N/A	$1,500 for each meeting in excess of 4 per year
Presiding Independent Director	$5,000	N/A	N/A

[2]

Mr. Pedersen serves as chairman of the Board of Directors, chairman of the Executive Committee, is a member of the Special Programs Oversight Committee and is an employee director. Mr. Coleman is member of the Special Programs Oversight Committee and is an employee director. We do not compensate our employee directors for their Board or committee service.

[3]

The amounts in this column reflect the compensation expense recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to each of the directors, in 2008 as well as prior fiscal years, in accordance with SFAS 123R, except that the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions pursuant to SEC rules. See Note 10 to the Financial Statements in ManTech’s 2008 Annual Report on Form 10-K for the valuation method for options granted in 2008, 2007 and 2006 (subject to the adjustment for forfeitures as noted above). In 2008, each non-employee director received a grant of stock options for 7,500 shares of Class A Common Stock, with an exercise price of $58.56 per share (the fair market value of our stock on August 4, 2008, the date of grant). The non-employee directors had options outstanding as of December 31, 2008 as follows: Mr. Armitage (22,000), Ms. Bush (18,333), Mr. Campbell (14,167), Mr. Fatzinger (42,000), Mr. Jeremiah (35,000), Mr. Kerr (42,000), Mr. Minihan (25,000), and Mr. Porter (42,000).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of ManTech’s Board of Directors has reviewed and discussed with ManTech’s management the Compensation Discussion and Analysis that follows this report. Based on that review and the discussions with management, the Compensation Committee recommended to ManTech’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ManTech’s Form 10-K.

Compensation Committee Members

Walter R. Fatzinger, Jr., Chair

Barry G. Campbell

Adm. David E. Jeremiah, USN Ret.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program. Such targets and goals are not statements of our expectations or estimates of results or other guidance. Investors should not apply such targets and goals to any other context.

Our Compensation Philosophy

ManTech operates in a competitive, dynamic and specialized industry. Our industry presents growth opportunities for companies with the right employees. We believe that in order to compete effectively in this industry, we must attract and retain highly-qualified and able executives who often possess special talents, credentials and experience. Both inside and outside our executive group, our unique business environment also requires us to obtain the services of employees with the highest security clearances issued in the United States, and the competition for the services of these employees is intense.

Our compensation philosophy seeks to support our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation programs must provide our executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of ManTech and their personal performance.

Specifically, we believe that our executive compensation programs should:

—	Reflect the competitive marketplace, so we are able to attract, retain and motivate talented executives;

—

Be tied in substantial part to financial performance, so that our executives are held accountable through their compensation for the performance of ManTech and (if applicable) the business units for which they are responsible;

—	Be tied in part to the executive’s individual performance, so that our programs encourage and recognize individual contributions to ManTech’s performance;

—	Be tied in part to ManTech’s long-term objectives, through grants of stock options or other stock-based compensation; and

—	Balance executives’ incentives to increase annual performance with a concern for ManTech’s longer-term performance as well, including appropriately discouraging unnecessary and excessive risk taking.

The Compensation Committee is primarily responsible for setting the compensation of our executive officers. Our Compensation Committee has not delegated any of its authority to set the compensation of our executive officers. Management is primarily responsible for setting the compensation of other employees, including our non-executive officers.

Types of Compensation That We Pay Our Executives

Our compensation program is grounded in three principal types of compensation: base salary, annual cash incentive payments, and stock-based compensation (primarily stock options). While we do pay some compensation through employee benefits and perquisites, these forms of compensation generally represent an insignificant portion of the total compensation we pay our executives.

Base Salary

We pay our executive officers base salaries that reflect the requirements of the marketplace. A reasonable salary is part of a well-rounded compensation program. The salary for individual executives substantially reflects our evaluation of the salary levels in effect for comparable positions within and outside of our industry. We also consider the individual executive’s experience, base salary in the prior year, personal performance, internal base salary comparability considerations, and (if applicable) the size of the business unit for which the executive is responsible. The consideration given to each of these factors differs from individual to individual, as deemed appropriate.

Annual Executive Incentive Compensation Program

On the Summary Compensation Table on page 24, the cash payments made pursuant to our annual executive incentive compensation program to our named executive officers (NEOs) are reported as follows:

—

The “Non-Equity Incentive Plan Compensation” column is used to report the portion of the annual cash incentive that is calculated and paid based on pre-established, non-discretionary goals, pursuant to the Company’s annual incentive compensation plan, which is described below. The Compensation Committee reserves the discretion under the annual incentive compensation plan to reduce the amount that will be paid.

—

The “Bonus” column is used to report any amounts of annual cash incentives that are discretionary payments not made pursuant to pre-established goals of the annual incentive compensation plan. These discretionary bonus payments are described in greater detail below.

Non-Discretionary Cash Payments

Our executive officers have the potential to earn annual cash incentive payments pursuant to an annual incentive compensation plan that utilizes a uniform, systematic and measurable process for determining the amount of incentive compensation to be paid to our executive officers. The plan contains performance targets for annual cash incentives, which may include factors based on total Company performance, as well as the performance of individual business units, depending on the executive officer.

In the first quarter of each calendar year performance period, specific performance objectives and goals are established for the Company and the various business units. The performance objectives of the business units are formulated to support the goals and objectives for the Company as a whole. The Compensation Committee approves all of the performance objectives used in the annual incentive compensation plan. Our executives’ incentive payments are based on achieving these goals and objectives. The Compensation Committee measures each executive’s achievement of the goals and objectives by reference to pre-established performance factors, which may include any of the following:

—	Revenue – Revenue is the principal means by which we measure our overall growth, which is an important factor at this point in the life of ManTech. Because of profit margin limitations that apply to government contracts, increasing our revenue is the principal method by which we can increase our profits. Increases in revenue also reflect our business strategy, which emphasizes an increase in absolute size, which we believe is an important element in remaining competitive in a consolidating industry. Revenue is a Company measure and revenue growth is a business unit measure.

—

Accounts Receivable Days Sales Outstanding (DSO) – DSO is a measure of the average number of days between the date of a sale and the collection of the revenue from that sale. DSO is an important measure that drives our cash flow. DSO targets are reflected in the annual Company goals because of the importance of cash collection to our business. DSO is both a Company measure and a business unit measure.

—

Bookings – Awards of new contracts and the renewal of existing contracts are an important measure of our ability to increase our revenues. Bookings refers to the total value of all contracts, including renewals and customer purchases in excess of prior contracted commitments, executed during the year. Bookings targets are reflected in the annual Company goals because of their importance for meeting present and future revenue targets. Bookings are adjusted for indefinite delivery, indefinite quantity contracts, which are recognized at a percentage of the potential contract amount. Bookings is both a Company measure and a business unit measure.

—

EBIT Percentage – Earnings before interest and taxes (EBIT) is the principal method by which we measure our profitability and monitor our ability to achieve returns for our stockholders. For purposes of the Annual Incentive Compensation Plan, we measure EBIT as a percentage of total revenue (EBIT Percentage). EBIT Percentage targets are reflected in the annual Company goals because of the importance of achieving earnings targets and remaining competitive in a highly-competitive and consolidating industry. EBIT Percentage is only a Company measure.

We make our incentive payments annually, when earned and after our financial results for the year have been finally determined. We have chosen to make annual incentive compensation payments in the form of cash rather than stock, because this practice is customary in our industry. In general, cash compensation is a recoverable cost under the terms of our government contracts, while stock-based compensation is not recoverable. By paying our annual incentives in cash rather than stock, we also limit shareholder dilution resulting from executive compensation. The annual cash incentive payment as a percentage of an executive’s total potential cash compensation generally increases with the level and responsibilities of the executive.

The Compensation Committee reserves the ability, in appropriate circumstances, to reduce the amount of the non-discretionary portion of an executive’s annual cash incentive payment that would otherwise be payable upon the executive’s achievement of the pre-established goals. As further explained below, the Compensation Committee exercised this discretion with respect to the annual non-discretionary incentives payable to Mr. Pedersen, Mr. Coleman and Mr. Phillips for 2008.

Discretionary Cash Bonus Payments

In addition to potential payments under the annual incentive compensation plan, the Compensation Committee may make discretionary bonus payments in certain circumstances to reward outstanding performance of individual executives or business units where that outstanding performance is not adequately reflected by the non-discretionary portion of the executive’s annual incentive program. The potential discretionary payments are particularly important for compensating our executive officers with primary business unit responsibilities. In 2008, only Mr. Mitchell and Mr. Bryan—the two NEOs with primary business unit responsibilities—received a discretionary bonus opportunity.

The Compensation Committee considers for each executive officer with a discretionary bonus opportunity whether a discretionary bonus is warranted. This bonus is not predicated on the achievement of the objectives and factors used in the annual incentive compensation plan. In making that determination, the Compensation

Committee focuses on the executive’s individual performance and may consider any objective or subjective factors that it deems appropriate, in its sole discretion, including the recommendations of our CEO and our President as to other executives.

We occasionally pay special sign-on bonuses to executive officers outside of the annual incentive compensation plan described above, in order to help attract such officers to ManTech. Mr. Bryan received a sign-on bonus at the time of his commencement of employment in January 2008. This amount is shown in the bonus column of the Summary Compensation Table on page 24.

Stock Options

We provide long-term incentives to our executives through grants of stock options. The grants are designed to align the interests of our executive officers with those of our stockholders and provide each such officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in ManTech. We have selected options for this purpose because stock options provide value to our executives only if our stock price increases.

Each option generally becomes exercisable in annual installments over a three-year period, contingent upon the executive’s continued relationship with the Company. Accordingly, the option grant will provide a return to the executive only if he or she remains with the Company during the vesting period, and then only if the market price of the underlying shares appreciates. Vesting of the options accelerates in the event of the executive’s death or disability.

For each fiscal year, management recommends to the Compensation Committee a pool of shares to be used for the grant of options to employees. The recommendation for the size of the pool is based on the number of shares available under our Management Incentive Plan (including its evergreen provision), the expense that would be incurred from the grants, and the overall performance of the Company for the prior fiscal year. Management also recommends an allocation of the options among the corporate officers, division presidents and other key employees. Within these pools, management then recommends a number of shares for each individual. The Compensation Committee considers these recommendations when it makes a decision on grants of options to individual employees.

Generally, the amount of an annual option grant to an executive officer is largely based on the executive officer’s personal performance and the performance of any business unit for which the executive is responsible in the last fiscal year. The principal factors of business unit performance that are considered in this regard are revenue, EBIT, revenue growth, and EBIT growth. The amount of the grant may also depend on the officer’s current position with ManTech, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility, the need to attract the executive to ManTech and whether the officer has been recently promoted or hired. On occasion, the Compensation Committee may also consider the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative stock or option holdings of our executive officers.

We post a copy of our stock option grant policy on the Corporate Governance page on our Website. Under the policy:

—	We use only four grant dates each year (Quarterly Grant Dates), except for options issued in connection with an acquisition;

—	For options issued in connection with an acquisition, such options are made effective seven days after closing the transaction (Special Grant Date);

—

All options have an exercise price equal to the closing price of our stock on Nasdaq on the grant date (or, if our stock does not trade on Nasdaq on the grant date, then the closing price of our stock on the previous trading day);

—	Each option vests in three equal annual installments, beginning on the first anniversary of the date of grant; and

—	Each option expires five years from the date of grant.

All stock option grants made to our executive officers are approved by the Compensation Committee. Under our stock option grant policy, the Compensation Committee has delegated authority to our CEO and our President to determine stock option grants to our non-executive officers and other employees. The CEO and President may not approve an option grant in excess of 20,000 shares under this delegation of authority. The grants approved by the CEO and President must have the same terms and conditions as described above.

Employee Benefits

Our executive officers participate in the same employee benefit programs as other employees. These programs include tax-qualified retirement plans, health insurance, life insurance, disability insurance, travel accident insurance, and company-paid short term disability. Mr. Pedersen is not eligible to participate in our ESOP and does not participate in our 401(k) plan.

None of our current executives participates in a supplemental retirement plan. Our officers are also eligible to make salary deferrals into our Executive Supplemental Savings Plan. We do not make a contribution to the Executive Supplemental Savings Plan for executives.

Perquisites

Our executive perquisites generally involve minimal expenses. Our total incremental cost for perquisites for each named executive officer, other than Mr. Pedersen, was less than $10,000 in 2008. Mr. Pedersen is entitled to receive certain contributions and other benefits under the terms of his Retention Agreement as described below.

Determining the Amount of Each Type of Compensation

The compensation setting process is a collaborative process involving our CEO, our President and the Compensation Committee. To assist with its responsibilities, our Compensation Committee has retained Ernst and Young LLP (E&Y) as the Compensation Committee’s independent compensation consultant.

Our Independent Compensation Consultant

The Compensation Committee asks E&Y to perform an annual analysis of ManTech’s overall competitiveness (with respect to compensation levels) to prevailing market levels for executive officers and outside directors. This work includes assisting the Compensation Committee in selecting the compensation peer group of companies.

From time to time, ManTech has also retained E&Y to perform financial due diligence in connection with certain merger and acquisition transactions, for which it receives a fee. The Compensation Committee has reviewed these arrangements and has determined that E&Y has sufficient controls in place to remain independent for purposes of performing its compensation consultant duties on behalf of the Compensation Committee.

For setting director compensation, the Compensation Committee receives a report from E&Y on the director compensation practices of our compensation peer group, the members of which are identified below. The Compensation Committee considers this report in setting levels of director compensation, but does not target director compensation at a particular percentage of the peer group data. Generally, the Compensation Committee reviews director compensation on an annual basis.

For setting executive compensation, our management receives a report of certain market information that is prepared for the Compensation Committee by E&Y. Management reviews this information and determines the general executive compensation recommendations that it would propose to make to the Compensation Committee. Management reviews these tentative proposals with E&Y. After considering any input from the compensation consultant, management makes its compensation recommendations to the Compensation Committee for each executive officer other than the CEO. The Compensation Committee takes these proposals into account in making its decisions for these officers. The market information we use for this purpose is discussed in greater detail below.

Our Use of Market Information

The market information we use is based both on published compensation surveys for similarly-sized companies within the business software and services industry as well as proxy analysis of ManTech’s compensation peer group. The published survey and proxy data are then blended with equal weight given to each to achieve “market consensus” figures for each executive’s total cash (including base salary and annual incentive) and, where data is available, total direct (including total cash as well as long-term incentives) compensation. Market consensus figures are presented at both the 50th and 75th percentiles of the market data to provide general information on a market competitive range of compensation for each position.

The three published surveys that ManTech used for compensation setting purposes for 2008 were (i) the Economic Research Institute 2008 Executive Compensation Assessor (the ERI Survey); (ii) the Mercer Human Resources Consulting 2007 Executive Survey Report (the Mercer Survey); and (iii) the Watson Wyatt Data Services 2007/2008 Industry Report on Top Management Compensation (the Watson Wyatt Survey). WorldatWork’s 2007/2008 Total Salary Increase Budget Survey was also used to trend the data presented in the ERI, Mercer and Watson Wyatt surveys to March 1, 2008 by a factor of 3.9% to allow for varying effective dates of the data collected from those surveys.

Each of the surveys contains compensation data for a wide variety of both public and private companies from many different industry types. The component companies of the Mercer and Watson Wyatt Surveys are listed on Appendix A to this Proxy Statement. The component companies of the ERI Survey were not identified to ManTech. The general set of component companies from each survey is then sorted and refined to achieve a smaller set of companies that are similar to ManTech in terms of industry, revenue size, geographical scope and market positioning. This sorting is done on a position-by-position basis to match as closely as possible the job positions held by each of our executive officers, resulting in sets of companies that may differ slightly for each position. The individual companies composing each position set are not identified to ManTech. The data from each position set is then blended with the proxy data from ManTech’s peer group for each position to achieve the “market consensus” figures for each position described above.

ManTech’s peer group of companies is identified by management and approved by the Compensation Committee. The primary basis for selecting the peer group is to identify the companies with which ManTech competes directly for executive talent, customers, market share, capital and shareholders. For 2008, ManTech’s peer group for compensation setting purposes consisted of the following 13 companies:

➢ BearingPoint, Inc.	➢ CACI
➢ Computer Sciences Corporation	➢ DynCorp International Inc.
➢ Electronic Data Systems Corp.	➢ Maximus Inc.
➢ NCI, Inc.	➢ Perot Systems Corporation
➢ SAIC, Inc.	➢ SI International Inc.
➢ SRA International	➢ Stanley Inc.
➢ Unisys Corporation

Because we compete for executive talent in a broader market than just our specific industry, the compensation peer group is larger than the peer group of companies used for our performance graph that appears in our Annual Report. When using peer group information for compensation setting purposes, we do not engage in benchmarking our financial performance against the financial performance of the peer group companies.

No component of executive compensation is targeted at a particular percentile of the market information for any particular executive. Instead we use factors such as individual experience, responsibilities, performance, prior compensation levels, and the Company’s concern with retaining the executive to determine targeted compensation for each executive. We then examine the market information as a reference point to review our compensation decisions. We generally provide more weight towards cash compensation if performance levels are met than stock-based compensation because stock-based compensation is not a recoverable cost under the terms of our government contracts. For some of our executives, this may result in targeted total cash compensation being above the market competitive range and targeted stock-based compensation being below the market competitive range for the position, with targeted total direct compensation generally falling within the range. However, because we do not set targeted compensation levels based on market information, any component of our executives’ targeted compensation for any year may be above or below the market competitive range for their respective positions.

For 2008, targeted total direct compensation for Messrs. Pedersen, Coleman and Bryan fell within the market competitive range for each of their respective positions, total direct compensation for Mr. Phillips was slightly below the market competitive range for his position, and market competitive data with respect to his targeted total direct compensation was not obtained for Mr. Mitchell’s position. Total direct compensation actually paid for 2008 for each of Messrs. Pedersen, Coleman and Bryan fell within the market competitive ranges for their respective positions and for Mr. Phillips was slightly below the market competitive range for his position.

CEO Compensation

The Compensation Committee determines the compensation of the CEO based on the terms of his Retention Agreement and the Compensation Committee’s evaluation of the same factors applied to the other executive officers. Historically and for 2008, our CEO’s total annual cash compensation is and has been materially greater than the annual compensation for other NEOs, because of his responsibilities for the overall strategy of our Company and his active role in the operations of the Company.

We entered into the Retention Agreement with our CEO at the time of our initial public offering in 2002 for the purpose of providing stable management following the offering. The Retention Agreement is for an indefinite term and provides for an annual base salary of at least $1,000,000, to be reviewed annually by us and established for the upcoming year based substantially on the same factors and general compensation policy applicable to the Company’s other executive officers. The Retention Agreement provides that Mr. Pedersen is entitled to receive contributions to qualified and non-qualified retirement plans, insurance programs and perquisites on the same terms they have been provided in previous years, including items such as the lease of an executive type of vehicle for business and personal use, a portion of an employee’s time spent on non-corporate matters on behalf of Mr. Pedersen (including attending to chauffeur/valet services and other assistance as required from time to time), club memberships and reimbursement of the costs of certain cell phone and home telephone/fax services.

If we terminate Mr. Pedersen’s employment without cause, we are required to pay Mr. Pedersen a lump sum amount equal to one year’s base salary at the rate in effect immediately prior to such termination of employment ($1,550,500 for 2008). Mr. Pedersen agrees not to compete with us and not to solicit our customers or employees during the term of his employment and through the severance period.

Other Matters Related to Compensation

Tax and Accounting Considerations

We have considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)) in structuring our executive compensation program. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer or the other three most highly compensated officers (excluding the CFO), except for compensation that is performance-based under a plan that is approved by the stockholders and that meets other technical requirements. The stock options granted under our Management Incentive Plan are qualified as performance-based compensation. Annual cash incentives paid under the non-discretionary portion of our annual executive incentive compensation program are structured to be deductible as performance-based compensation under the Management Incentive Plan. The portion of Mr. Pedersen’s salary that exceeds the $1 million limit is not deductible and a portion of some bonuses in the past have not been deductible. Our policy is to pay our executives in the manner that we think is in the best interests of ManTech, while taking into account the implications of Section 162(m), as appropriate. This may result in the payment of salary or bonuses that are not tax deductible. To date, the missed tax deductions have been immaterial. Discretionary cash payments to certain of our executive officers (as described below) did not result in any non-deductible payments for 2008.

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS 123R) for the 2006 fiscal year. FAS 123R is an accounting standard that requires the fair value of all stock option awards issued to employees to be recorded as an expense over the period services are provided. For stock options granted in 2006 and later, we reduced the life of the options from ten years (used for prior grants) to five years, partially to reduce the expense associated with the grant of stock options. We consider the accounting effects of FAS 123R in establishing the pool for stock option grants each year.

Change in Control Benefits

The Company does not have any benefits that are payable only in the event of a change in control.

Recovery of Incentive Payments

We are subject to the requirements of Section 304 of the Sarbanes Oxley Act of 2002 requiring us to recover certain incentive compensation payments made to our CEO or CFO in the event of a materially non-compliant financial report. We have never had occasion to recover an incentive compensation payment to our CEO or CFO under this provision and have not established any other policy regarding the forfeiture or recovery of incentive compensation.

2008 Compensation Decisions

NEO Salaries

For the 2008 fiscal year, the compensation of our executive officers was set and administered consistent with the philosophy and polices described above.

For setting the salaries of the NEOs for 2008, the primary factors considered were the NEO’s salary for the prior year and personal performance. Mr. Mitchell’s salary was increased because of his appointment as an executive officer late in 2007. Mr. Bryan’s salary was set as part of his hiring as an executive officer in early 2008. The salaries for the NEOs are shown on the Summary Compensation Table on page 24.

After initially setting Mr. Coleman’s annual salary at $780,000 for 2008, the Committee subsequently approved an increase in his annual salary to $1,000,000 at its June 2008 meeting. The increase was recommended by the Company’s CEO, and approved by the Committee based on the role of the president in the Company’s competitive positioning and Mr. Coleman’s individual value to the Company. The Committee also determined that Mr. Coleman’s annual incentive compensation plan for 2008 should continue to use a target of 85% of base salary, as adjusted. Mr. Coleman’s targeted total direct compensation for 2008 (including stock options) remained within the market competitive range of compensation data for his position following these increases.

NEO Incentive Compensation – Annual Incentive Compensation Plan

A portion of each NEO’s incentive compensation was determined pursuant to our 2008 incentive compensation plan. The plan provides for pre-established, non-discretionary formulas to measure our executives’ achievement of defined goals and objectives. Specifically, performance was measured by reference to targeted levels of the following performance factors at the Company-wide level: revenue, EBIT Percentage, DSO and Bookings; and the following performance factors at the business unit level (for executives with primarily business unit responsibilities): revenue growth, DSO and Bookings. A resulting aggregate performance was then translated by formula into an amount of incentive compensation, expressed as a percentage of base salary.

In 2008, the non-discretionary incentive compensation payments for each of Mr. Pedersen (our Chairman and CEO), Mr. Coleman (our President and COO), and Mr. Phillips (our Executive Vice President and CFO), were based solely on Company performance measures. The performance measures for each of these officers are shown in Note 4 to the Grants of Plan-Based Awards table on page 25. By using only Company-wide performance measures, the incentives for these executive officers were balanced for all aspects of the Company’s business. Because each of these executive officers interacts with all of the Company’s business units, the performance measures were intended to encourage them to attend to the entire business of ManTech and make decisions for the benefit of the entire Company. The four performance measures for these executive officers are equally weighted because each of these measures represents an important performance element for the Company.

Under the 2008 incentive compensation plan, Mr. Pedersen, Mr. Coleman, and Mr. Phillips had the same incentive compensation opportunity (expressed as a percentage of salary), which was from 0% to 120% of base salary depending on Company performance. Each had a target incentive compensation opportunity of 85% of base salary at targeted Company performance. The Company’s actual performance for 2008 was 106% of the targeted performance, resulting in initial non-discretionary payments at 99% of each of Messrs. Pedersen, Coleman and Phillips annual base salary. Management recommended and the Committee approved a reduction in the amount of each of Messrs. Pedersen, Coleman and Phillip’s non-dicretionary incentive compensation payment by 10%, resulting in final non-discretionary payments to each executive at 89% of their annual base salary.

In 2008, the non-discretionary incentive compensation payments for Mr. Mitchell and Mr. Bryan were based on a combination of Company performance measures and performance measures for the business unit for which each of them was responsible. The performance measures for each of them are shown in Notes 5 and 6 to the Grants of Plan-Based Awards table on page 25. The Company-wide performance measures and business unit performance measures had an equal weight in determining each of their final performance scores. By using both Company-wide performance measures and business unit performance measures, each of their incentives were balanced between goals and objectives of the unit for which each of them was responsible and the goals for the Company as a whole. The performance measures were intended to encourage each of them to make decisions that benefited both their business unit and the Company as a whole. The weighting of the business unit performance goals, with business unit revenue growth having a weighting of 50% of the business unit performance goals in 2008, reflects the importance that the Compensation Committee and management placed on driving growth at the Company’s primary business units in 2008.

Under the 2008 incentive compensation plan, Mr. Bryan and Mr. Mitchell each had the same incentive compensation opportunity (expressed as a percentage of salary), which was from 0% to 85% of base salary depending on Company performance and the performance of the business unit for which each of them was responsible. They each also had a target incentive compensation opportunity of 50% of base salary at targeted Company and business unit performance.

For 2008, the combined final performance score for Mr. Bryan was in excess of 115% of targeted performance. Consequently Mr. Bryan received the maximum non-discretionary annual incentive payment for 2008 of 85% of his base salary. The combined final performance score for Mr. Mitchell was 109% of targeted performance, resulting in a non-discretionary payment to Mr. Mitchell equal to approximately 70% of his annual base salary.

NEO Incentive Compensation – Discretionary Bonus Payments

Messrs. Pedersen, Coleman and Phillips did not receive discretionary bonus opportunities for 2008.

Messrs. Bryan and Mitchell had maximum discretionary bonus opportunities for 2008 equal to 25% of each executive’s annual base salary. The Compensation Committee determined that a discretionary bonus was warranted for Mr. Mitchell. The amount of Mr. Mitchell’s bonus is shown in the Summary Compensation Table and represents a discretionary bonus equal to 25% of Mr. Mitchell’s base salary. Mr. Mitchell’s bonus reflects his individual contributions, as well as the overall performance of his business unit, including its EBIT performance, and the substantial increase in bookings, including contract awards, for his business unit.

NEO Stock Options

Stock option grants were made to each of the NEOs for 2008 in accordance with the philosophy and general practices described above. The value of each stock option grant to each NEO is listed on the Summary Compensation Table on page 24.

Mr. Bryan received a materially higher number of stock options in 2008 than the other NEOs as part of the overall compensation package designed to attract him to ManTech.

Consistent with past practice, because of the level of Mr. Pedersen’s stock ownership as Company founder, the Compensation Committee determined that Mr. Pedersen would not be granted any stock options to purchase shares of our common stock in 2008.

2009 Compensation Decisions

At its meeting in March 2009, the Compensation Committee completed its review of executive compensation proposals from management for the Company’s 2009 fiscal year, and decided that the executive compensation program for 2009 would be similar in structure to the program for 2008. The Compensation Committee noted that Mr. Coleman had announced his resignation and that Mr. Bryan had transitioned to a non-executive officer role. As a result, the Compensation Committee determined that neither Mr. Coleman nor Mr. Bryan would participate in the 2009 annual executive incentive compensation program.

SUMMARY COMPENSATION TABLE

Name and Principle Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards [1] ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	All other Compensation [2] ($) (g)	Total ($) (h)
George J. Pedersen	2008	1,511,923	0	0	1,381,050	175,515	3,068,488
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	2007	1,380,385	84,000	0	756,000	148,850	2,369,235
	2006	1,271,158	0	0	693,500	194,093	2,158,751

Kevin M. Phillips,	2008	407,231	0	262,140	378,675	8,886	1,056,932
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2007	350,115	21,300	253,928	191,700	8,965	826,008
	2006	321,352	0	203,166	137,600	9,384	671,502

Robert A. Coleman	2008	891,212	0	324,612	891,000	9,073	2,115,897
President and Chief Operating Officer	2007	700,231	42,600	710,907	383,400	9,787	1,846,925
	2006	627,120	0	879,734	389,700	10,663	1,907,217

James D. Bryan Subsidiary President	2008	394,437	125,000	159,958	348,500	5,889	1,033,784

Thomas E. Mitchell Subsidiary President	2008	278,788	72,500	127,806	203,725	14,276	696,370

[1]

The amounts in this column reflect the compensation expense recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to each of the named executive officers, in 2008 as well as prior fiscal years, in accordance with SFAS 123R, except that the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions pursuant to SEC rules. See Note 10 to the Financial Statements in ManTech’s 2008 Annual Report on Form 10-K for the valuation method for options granted in 2008, 2007 and 2006 (subject to the adjustment for forfeitures as noted above). The options granted in 2008 are also reported in the Grants of Plan-Based Awards Table on page 25.

[2]

All Other Compensation for 2008 consists of the following amounts: (a) matching contributions made to the ManTech 401(k) Plan in the amounts of $5,830, $6,673, $2,839, and $11,500 for Messrs. Phillips, Coleman, Bryan, and Mitchell, respectively (Mr. Pedersen voluntarily did not participate in the Company’s 401(k) Plan in 2008); (b) contributions to the Employee Stock Ownership Plan in the amounts of $2,115 for each of Messrs. Phillips, Coleman, Bryan, and Mitchell (Mr. Pedersen is not eligible to participate in the Company’s Employee Stock Ownership Plan); (c) payments of life insurance premiums of $1,316, $941, $285, $935, and $661 for Messrs. Pedersen, Phillips, Coleman, Bryan, and Mitchell, respectively; and (d) perquisites in the amount of $174,199 for Mr. Pedersen. The perquisites for Mr. Pedersen consist of: (i) $100,833 for the portion of the total cost to the Company of employees’ time spent on non-corporate matters on behalf of Mr. Pedersen (primarily as a driver), (ii) $21,654 of tax preparation fees, (iii) $34,356 of legal fees, (iv) automobile expenses, and (v) a club membership. For tax preparation and legal fees, the amount reported is the dollar amount paid by ManTech. For employees’ time, the aggregate incremental cost is determined by using the employee’s salary and overhead costs for the year to calculate an hourly cost and allocating that cost based on the percentage of time spent on these matters compared to the employees’ total time.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			All Other Option Awards: Number of Securities Underlying Options [2] (#) (f)	Exercise or Base Price of Option Awards [3] ($/sh) (g)	Grant Date Fair Value of Stock And Option Awards ($) (h)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
George J. Pedersen
2008 Bonus Program [4]		1,007,500	1,317,500	1,860,000

Kevin M. Phillips
2008 Bonus Program [4]		276,250	361,250	510,000
2008 Option Grant	3/14/08				30,000	42.00	314,100

Robert A. Coleman
2008 Bonus Program [4]		650,000	850,000	1,200,000
2008 Option Grant	3/14/08				40,000	42.00	418,800

James D. Bryan
2008 Bonus Program [5]		123,000	205,000	348,500
2008 Option Grant	3/14/08				55,000	42.00	575,850

Thomas E. Mitchell
2008 Bonus Program [6]		87,000	145,000	246,500
2008 Option Grant	3/14/08				20,000	42.00	209,400

[1]	All plan awards were made under the ManTech International Corporation Management Incentive Plan, 2006 Restatement.

[2]

The options vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. The options expire five years after the grant date, subject to earlier termination in the event of termination of service.

[3]	For 2008, the exercise price of all option awards was the closing price of our common stock on the Nasdaq Stock Market on the grant date.

[4]

The amounts in this row represent the potential payouts under the 2008 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 24. The award was based on the following performance factors of ManTech at the corporate level and weighting of such factors: (i) Revenue – Goal $1,770,000,000, Weighting 25%; (ii) EBIT % – Goal 8.3%, Weighting 25%; (iii) DSO – Goal 69 days, Weighting 25%; and (iv) Bookings – Goal $2,664,000,000, Weighting 25%. The threshold required a weighted performance of 90% of the goals. The maximum was reached at a weighted performance of 115% of the goals.

[5]

The amounts in this row represent the potential payouts under the 2008 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 24. The award was based on the following performance factors (A) of ManTech at the corporate level and weighting of such factors: (i) Revenue – Goal $1,770,000,000, Weighting 25%; (ii) EBIT % – Goal 8.3%, Weighting 25%; (iii) DSO – Goal 69 days, Weighting 25%; and (iv) Bookings – Goal $2,664,000,000, Weighting 25%; and (B) of the Defense Systems Group business unit and weighting of the factors: (i) Revenue Growth – Goal $805,000,000, Weighting 50%; (ii) DSO – Goal 64 days, Weighting 20%; and (iii) Bookings – Goal $1,218,000,000, Weighting 30%. The threshold required a weighted performance of 90% of the goals. The maximum was reached at a weighted performance of 115% of the goals.

[6]

The amounts in this row represent the potential payouts under the 2008 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 24. The award was based on the following performance factors (A) of ManTech at the corporate level and weighting of such factors: (i) Revenue – Goal $1,770,000,000, Weighting 25%; (ii) EBIT % – Goal 8.3%, Weighting 25%; (iii) DSO – Goal 69 days, Weighting 25%; and (iv) Bookings – Goal $2,664,000,000, Weighting 25%; and (B) of the Security and Mission Assurance business unit and weighting of the factors: (i) Revenue Growth – Goal $279,000,000, Weighting 50%; (ii) DSO – Goal 72 days, Weighting 20%; and (iii) Bookings – Goal $415,000,000, Weighting 30%. The threshold required a weighted performance of 90% of the goals. The maximum was reached at a weighted performance of 115% of the goals.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable [1] (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)
George J. Pedersen	0	0		—	—

Kevin M. Phillips	0	30,000	[2]	42.00	3/14/2013
	6,667	13,333	[3]	34.05	3/15/2012
	16,667	8,333	[4]	30.07	3/6/2011
	10,000	0		23.95	3/15/2015

Robert A. Coleman	0	40,000	[5]	42.00	3/14/2013
	8,334	16,666	[6]	34.05	3/15/2012
	16,667	8,333	[7]	30.07	3/6/2011

James D. Bryan	0	55,000	[8]	42.00	3/14/2013

Thomas E. Mitchell	0	20,000	[9]	42.00	3/14/2013
	2,500	5,000	[10]	41.67	11/5/2012
	0	2,000	[1][1]	34.05	3/15/2012
	0	2,000	[1][2]	30.07	3/6/2011

[1]	Vesting of all unexercisable options is contingent on the officer remaining with ManTech until the vesting date. The options would fully vest on the officer’s death or disability.

[2]	For these options, 10,000 shares vest on March 14, 2009, 10,000 shares vest on March 14, 2010, and 10,000 shares vest on March 14, 2011.

[3]	For these options, 6,667 shares vest on March 15, 2009, and 6,666 shares vest on March 15, 2010.

[4]	These options vest on March 7, 2009.

[5]	For these options, 13,334 shares vest on March 14, 2009, 13,333 shares vest on March 14, 2010, and 13,333 shares vest on March 14, 2011.

[6]	For these options, 8,333 shares vest on each of March 15, 2009 and March 15, 2010.

[7]	These options vest on March 7, 2009.

[8]	For these options, 18,333 shares vest on March 14, 2009, 18,334 shares vest on March 14, 2010, and 18,333 shares vest on March 14, 2011.

[9]	For these options, 6,667 shares vest on March 14, 2009, 6,667 shares vest on March 14, 2010, and 6,666 shares vest on March 14, 2011.

[10]	For these options, 2,500 shares vest on each of November 5, 2009 and November 5, 2010.

[11]	For these options, 1,000 shares vest on each of March 15, 2009 and March 15, 2010.

[12]	These options vest on March 7, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name of Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized On Exercise ($) (c)
George J. Pedersen	0	0
Kevin M. Phillips	50,000	1,316,524
Robert A. Coleman	193,000	7,079,476
Thomas E. Mitchell	11,000	202,774
James D. Bryan	0	0

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
George J. Pedersen	0	0	0	0	0
Kevin M. Phillips	0	0	0	0	0
Robert A. Coleman	0	0	0	0	0
James D. Bryan [1]	49,704	0	(11,960)	0	37,744
Thomas E. Mitchell	0	0	0	0	0

[1]

All amounts in this row relate to the ManTech Executive Supplemental Savings Plan (the “ESSP”). The ESSP is a nonqualified deferred compensation plan that allows certain executives and other highly compensated employees to make voluntary deferrals of compensation. The operation of the ESSP is subject to the rules of Section 409A of the Internal Revenue Code. An executive may make deferrals of base salary and bonuses. A participant in the ESSP may select from various mutual funds and similar investments for the deferrals. ManTech does not make any matching or other contributions based on an executive’s deferral. An executive is fully vested in their deferrals and any deemed earnings. When a deferral is made, a participant can elect a future time to receive a distribution of that deferral, adjusted for any earnings or losses. Under limited circumstances, the participant may elect to defer that distribution to a future date. Distributions can also be made on an unforeseeable emergency that constitutes a substantial hardship to the participant. Otherwise, distributions are made at termination of employment for any reason, including death or disability. Any distribution at termination to an executive officer would be delayed for six months except for a distribution at death.

Amounts in the ESSP may be invested in the equivalent of 19 different mutual funds that are held within life insurance policies held in a trust for the ESSP. During 2008, the equivalent funds in which investments were held and their 2008 annualized earnings were: T.Rowe Price Equity Income (35.75%), Fidelity VIP II Contrafund (37.16%), T.Rowe Price New America Growth (38.31%), GoldmanSachs VIT Mid Cap Value (40.13%), AIM V.I. Capital Development (47.10%), Alliance Bernstein VPS International (56.98%).

Other Potential Post-Termination Payments

➢	Retirement or other Termination by the Executive

On his retirement or other termination of employment, Mr. Bryan would be entitled to the payment of the balance in his ESSP account, which was $37,744 on December 31, 2008.

None of our other executives would receive any payment from ManTech on a retirement or other termination by the executive.

➢	Termination without Cause

Under his Retention Agreement, if Mr. Pedersen is terminated without cause, he is entitled to a lump sum amount equal to his base salary (which was $1,550,000 as of December 31, 2008). For this purpose, cause means (i) a material violation by Mr. Pedersen of the Retention Agreement, which he fails to cure to ManTech’s reasonable satisfaction within thirty (30) days after ManTech delivers written notice specifically identifying such violation; (ii) Mr. Pedersen’s willful failure to act in a manner consistent with his responsibilities or with the best interests of ManTech, which he fails to cure to ManTech’s reasonable satisfaction within thirty (30) days after ManTech delivers written demand for satisfactory performance that specifically identifies the manner in which ManTech believes that he has not satisfactorily performed his duties; or (iii) Mr. Pedersen’s conviction of a felony (other than an offense related to the operation of an automobile that results only in a fine, license suspension or other non-custodial penalty) or other serious crime involving moral turpitude.

If he had been terminated in 2008, Mr. Bryan would have received the amount from the ESSP described above.

None of our other executives are entitled to any payments on a termination without cause.

➢	Death or Disability

On death or disability of an executive, all unvested stock options vest and may be exercised. If unvested options had been vested and exercised as of December 31, 2008 (based on the closing price of ManTech stock on the last trading day of 2008), the value realized on exercise for these options would have been: Mr. Phillips $835,219; Mr. Coleman $1,024,245; Mr. Bryan $670,450; and Mr. Mitchell $394,920.

In addition, on the death of an executive, the following amounts would have been payable from life insurance policies for which ManTech paid the premiums as of December 31, 2008: Mr. Pedersen $625,000; Mr. Phillips $1,250,000; Mr. Coleman $1,250,000; Mr. Bryan $1,230,000; and Mr. Mitchell $870,000.

On a termination due to permanent disability of an executive, there would be no amounts payable from ManTech but eligible executives would be entitled to payments from a disability insurance policy. Long-term disability pays 60% of salary with a maximum monthly benefit of $15,000. The benefit is generally payable until age 67.

On death or disability, Mr. Bryan (or his beneficiary) would receive the amount from the ESSP described above.

➢	Change in Control

None of our executives are entitled to any additional payments due to a change in control of ManTech.

Executive Officers

We have set forth below the names and ages (as of the Mailing Date) of our current executive officers and their respective positions with us. Biographical information for each of our executive officers is presented following the table (the biographical information for Messrs. Pedersen and Coleman was presented in the Information Regarding the Nominees for Election as Directors section of the proxy statement).

Our executive officers serve at the discretion of the Board of Directors.

Name	Age	Position
George J. Pedersen	73	Chairman of the Board and Chief Executive Officer
Robert A. Coleman	49	President and Chief Operating Officer
Kevin M. Phillips	47	Executive Vice President and Chief Financial Officer
John J. Fitzgerald	55	Senior Vice President Finance and Controller
Louis M. Addeo	57	Subsidiary President
James Allburn	68	Subsidiary President
Kenneth J. Farquhar	55	Subsidiary President
Joseph R. Fox	51	Subsidiary President
Thomas E. Mitchell	61	Subsidiary President

Kevin M. Phillips.    Mr. Phillips is Executive Vice President and Chief Financial Officer of ManTech International Corporation. Prior to being named Chief Financial Officer, Mr. Phillips served as Corporate Vice President and Chief of Staff for ManTech, in which capacity he played an active role in the integration of acquisitions and other strategic business issues. Mr. Phillips joined ManTech in February 2003. He was formerly the Chief Financial Officer of CTX Corporation, a leading provider of information technology and software strategies and solutions to the national Intelligence Community that had revenues of approximately $35 million at the time it was acquired by ManTech in December 2002. Mr. Phillips spent seven years in the executive management of CTX Corporation. Prior to that, he held various roles including controllerships in IT services providers to the government.

John J. Fitzgerald.    Since April 2004, John Fitzgerald has been the Company’s Senior Vice President of Finance and Controller. In July 2006, he as promoted to Principal Accounting Officer. Previously, he was Vice President and Controller at DynCorp from 1997 to 2003. Prior to that, he was Vice President and Controller at Litton/PRC Inc. a division of Litton Industries Inc. from 1992-1997. He has also held various senior financial positions including Chief Financial Officer at other companies. He started his career at Ernst & Ernst. He graduated from the University of Maryland and is a CPA.

Louis M. Addeo.    Mr. Addeo is President of our Defense Systems Group (DSG). Mr. Addeo joined ManTech in March 2009. Prior to joining ManTech, from 2007 until January 2009, Mr. Addeo served as chief operating officer of Serco, North America, a subsidiary of Serco Group, a 40,000 person organization operating in 30 countries. From 2001 to 2006, Mr. Addeo served as the President of AT&T Government Solutions, a $1.5 billion business segment providing a broad array of complex business IT and services solutions to federal, civilian, DoD and the intelligence community customers. Mr. Addeo previously served in a variety of other capacities during his almost 30-year tenure with AT&T.

James Allburn.    Mr. Allburn is President of ManTech SRS Technologies, Inc. (SRS). Mr. Allburn was named President of SRS in May 2007. Prior to that, he served as President and Chief Operating Officer of SRS Technologies, a diversified, high-technology company providing aerospace services, technologies and products to government and commercial clients that had revenues of approximately $130 million at the time it was acquired by ManTech in May 2007. He joined SRS in 1986.

Kenneth J. Farquhar.    Mr. Farquhar is President of ManTech Systems Engineering Corporation (MSEC). Mr. Farquhar joined ManTech in 1995 as a Vice President managing MSEC’s Engineering and Systems Support Group, and was named President of MSEC in December 2003. Before joining ManTech, he held numerous technical and management positions at other companies in support of U.S. Navy aircraft flight test and engineering efforts at the Naval Air Warfare Center, Patuxent River, MD.

Joseph R. Fox.    Mr. Fox is President of ManTech Information Systems & Technology Corporation (IS&T). Mr. Fox was named President of IS&T in September 2004. Prior to that, he served as Senior Vice President of IS&T. Before joining ManTech, Mr. Fox was a Vice President of Integrated Data Systems Corporation, a highly regarded provider of software engineering, computer security and enterprise architecture solutions to the Intelligence Community and the Department of Defense, which ManTech acquired in February 2003.

Thomas E. Mitchell.    Mr. Mitchell is President of ManTech Security & Mission Assurance Corporation (SMA). Mr. Mitchell was named President of SMA in November 2007. Prior to that Mr. Mitchell served as Executive Vice President and Chief Operating Officer of SMA, and before that was its Senior Vice President of Strategic Development. Prior to joining ManTech SMA, he served as Senior Vice President for ManTech Gray Hawk’s Operations, Intelligence and Security Group. Before joining ManTech, Mr. Mitchell held a number of senior level operations positions at Gray Hawk Systems, Inc, a high technology company providing a broad range of intelligence related services to the homeland security, law enforcement, Intelligence Community and the Department of Defense markets that had approximately $70 million in revenue in 2004, which ManTech acquired in May 2005.

AUDIT COMMITTEE REPORT

The Audit Committee reviews ManTech’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP (D&T), our Company’s independent auditor for 2008, is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. Additionally, D&T is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, we have reviewed and discussed with both management and our independent auditor the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and D&T’s evaluation of the Company’s internal control over financial reporting, in each case for the year ended December 31, 2008. The Audit Committee has discussed with D&T those matters required to be discussed by the Securities and Exchange Commission and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

D&T has provided us with the written disclosures and the letter from the independent accountant pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with D&T the auditor’s independence from the Company and its management. The Audit Committee has concluded that D&T’s provision of audit and non-audit services to the Company is compatible with D&T’s independence.

Based upon the considerations, reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited financial statements for the year ended December 31, 2008 in the Company’s Annual Report on Form 10-K for 2008.

The Audit Committee of the Board of Directors

Barry G. Campbell, Chairman

Walter R. Fatzinger, Jr.

Richard J. Kerr

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL 2

The Audit Committee of the Board of Directors is responsible for selecting and appointing our independent auditors. The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2009, subject to the ratification of such appointment by the stockholders at the Annual Meeting. Although stockholder approval is not required by our bylaws or otherwise, we are submitting the appointment of D&T for ratification in order to obtain the views of our stockholders.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent auditing firm at any time during the year if the Audit Committee believes that a change would be in the best interests of the Company and its stockholders.

In appointing D&T as our independent auditors for the fiscal year ending December 31, 2009, the Audit Committee considered whether D&T’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

D&T served as our independent auditor in 2008. We expect that representatives of D&T will be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will also have an opportunity to make a statement or comment on the financial statements if they wish to do so.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-audit Services

Our Audit Committee charter contains the Audit Committee’s policy for pre-approval of audit and permitted non-audit services performed by our independent auditor. The requirement for pre-approval, in part, allows us to assess whether the provision of such services might impair the auditor’s independence.

The Audit Committee approves the annual audit services engagement and (if necessary) any material changes in terms, conditions and fees resulting from changes in audit scope or other matters.

The chairman of the Audit Committee has been authorized by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee at the time of the annual audit services engagement. Services that are pre-approved by the Audit Committee chairman are then communicated to the full Audit Committee, for informational purposes only, at the Audit Committee’s next regularly scheduled meeting.

For each proposed service, the independent auditor is required to provide back-up documentation detailing the service. The Audit Committee regularly reviews summary reports provided to us by our independent auditor. During 2008, all services performed by D&T were approved by the Audit Committee pursuant to the Audit Committee’s pre-approval policy.

Fees Paid to Deloitte & Touche LLP

The following table presents the aggregate fees that we were billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) for the fiscal years ended December 31, 2007 and 2008:

Type of Fees	2007	2008
Audit Fees	$1,254,575	$1,848,711
Audit-Related Fees	479,407	234,185
Tax Fees	366,285	113,652
All Other Fees	26,000	35,000

TOTAL	$2,126,267	$2,231,548

In the table above, in accordance with the definitions and rules of the SEC

—

Audit Fees are fees that we paid to the Deloitte Entities for professional services rendered for the audit of our consolidated financial statements that are included in our Annual Reports on Form 10-K, the audit of the Company’s internal control over financial reporting, and the review of financial statements included in our Quarterly Reports on Form 10-Q.

—

Audit-Related Fees consist of fees that we paid to the Deloitte Entities for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Audit-Related Fees include services performed in connection with the audits of our 401(k) plans, Employee Stock Ownership Plan, other benefit plans, foreign operations, and include services related to the audit of the pre-closing balance sheet provided in connection with the Company’s acquisition of SRS Technologies in 2007.

—	Tax Fees are fees that we paid to the Deloitte Entities for professional services rendered for tax compliance, tax advice and tax planning.

—

All Other Fees are fees that we paid to the Deloitte Entities for products and services that were not included in the first three categories, and include consultation services related to the allowability of costs in accordance with the Federal Acquisition Regulation and other compliance issues.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2009. All proxies executed and returned will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless the proxy specifies otherwise.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Transactions with Related Persons

In 2007, the Board adopted a policy and procedures for the review, approval and monitoring of all transactions involving the Company and “Related Parties” (the Policy). Under the Policy, a Related Party is any director, executive officer, director nominee, 5% or greater stockholder, or an immediate family member of any of these people. With certain exceptions that are detailed in the Policy, a Related Party Transaction is any arrangement, transaction or relationship in which the Company is a participant and any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

Under the Policy, the Audit Committee is responsible for reviewing and approving all Related Party Transactions. If a director is involved in the proposed transaction, he or she will not participate in discussions and decisions about the proposed transaction. In determining whether to approve a proposed Related Party Transaction, the Audit Committee will take into account, among other factors:

—

the material facts and circumstances of the transaction (such as the nature of the Related Party’s interest, the value of the proposed transaction, the benefit to the Company and whether the transaction is on terms comparable to an arms-length transaction),

—	any potential impact on a director’s independence,
—	public disclosure issues, and
—	any anticipated perception issues related to the transaction.

If the Audit Committee approves a Related Party Transaction, and the transaction is anticipated to be continuing, the Audit Committee may establish guidelines for senior management to follow in those continuing dealings with the Related Party. In these cases, the Audit Committee is responsible for periodically (and at least annually) reviewing and assessing the ongoing relationships to ensure they are in compliance with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate. Additionally, the Audit Committee has adopted certain “standing approvals” for some common Related Party Transactions involving de minimis amounts (including certain types of compensation decisions for employees who are family members of Related Parties and charitable contributions to entities that have relationships with Related Parties) that fall below the minimum threshold for public disclosure.

The Policy requires that transactions that exceed the minimum threshold for disclosure in our proxy statement under the relevant SEC rules shall be disclosed in accordance with the applicable laws, rules and regulations.

Related Party Transactions

Employee Relationships

Ms. Christine Lancaster, our Assistant Vice President and Assistant Corporate Secretary, is the daughter of George Pedersen, our Chairman of the Board and CEO. Ms. Lancaster has been employed by us on a full-time basis since 1984. In 2008, Ms. Lancaster received salary compensation of $130,156 and a bonus of $12,500.

Certain of our executive officers have relatives who work for us. In all of these cases, the amount of compensation paid to such family members is less than the amount that would require disclosure under Item 404 of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee in fiscal year 2008 were officers or employees of the Company or former officers of the Company and no members of our Compensation Committee had any relationship with the Company during fiscal year 2008 requiring disclosure as a related party transaction under the SEC’s rules.

None of our executive officers in fiscal year 2008 served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity which had an executive officer serving as one of our directors or member of our Compensation Committee.

BENEFICIAL OWNERSHIP OF OUR STOCK

Ownership by Our Directors and Executive Officers

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 20, 2009 by each of the following:

—	Our named executive officers (identified in the Summary Compensation Table), except for Mr. Bryan, who is no longer an executive officer

—	Our directors and director nominees

—	Our current directors and executive officers, as a group

We have determined beneficial ownership in accordance with the rules and regulations of the Exchange Act.

Unless otherwise indicated, the persons included in the table below have sole voting and investment power over the shares reported. In addition, because Class B Common Stock may be voluntarily converted into Class A Common Stock on a share-for-share basis, each share of Class B Common Stock also represents beneficial ownership of a share of Class A Common Stock. However, for purposes of this presentation, share amounts and ownership percentages are presented without regard to convertibility. The address for each person in the table below is the mailing address of our principal executive offices: 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

	Class A Common Stock			Class B Common Stock		Total Voting Power (2) (3)
Name	Total Shares Beneficially Owned (1)	Number of Option Shares (1)	Percent of Class (2)	Total Shares Beneficially Owned	Percent of Class
George J. Pedersen (4)	—	—		13,678,345	100%	79.4%
Robert A. Coleman (5)	30,337	30,000	*			*
Kevin M. Phillips (6)	58,652	58,333	*			*
Thomas E. Mitchell (7)	12,317	12,167	*			*
Walter R. Fatzinger, Jr. (8)	30,858	27,833	*			*
Richard J. Kerr	27,833	27,833	*			*
Stephen W. Porter	27,833	27,833	*			*
Barry G. Campbell	14,167	14,167	*			*
David E. Jeremiah	20,833	20,833	*			*
Richard L. Armitage	7,833	7,833	*			*
Mary K. Bush	4,166	4,166	*			*
Kenneth A. Minihan	9,167	9,167	*			*
All directors and executive officers as a group (17 persons):	295,743	285,498	1.4%	13,678,345	100%	79.5%

[1]

Shares of common stock subject to options that are or will become exercisable within 60 days after March 20, 2009 comprise the number of shares listed under the column “Number of Option Shares,” and such shares are also included in computing the total shares of Class A Common Stock beneficially owned by such individual under the column “Total Shares Beneficially Owned.”

[2]

An asterisk indicates that the total beneficial ownership of the class of stock or the total voting power of our outstanding common stock (in each case, including shares subject to options that may be exercised within 60 days) is less than 1%.

[3]	The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.

[4]

Includes (i) 13,622,760 shares of Class B Common Stock held in the name of George J. Pedersen, (ii) 54,417 shares of Class B Common Stock held by the ManTech Special Assistance Fund, Inc., a fund over which Mr. Pedersen has voting and investment control and as to which Mr. Pedersen disclaims beneficial ownership, and (iii) 1,168 shares of Class B Common Stock held by Mr. Pedersen’s wife, Marilyn A. Pedersen.

[5]	Includes 337 shares of Class A Common Stock vested in the name of Robert A. Coleman that are held by the ManTech International Corporation Employee Stock Ownership Plan.

[6]	Includes 319 shares of Class A Common Stock vested in the name of Kevin M. Phillips that are held by the ManTech International Corporation Employee Stock Ownership Plan.

[7]	Includes 150 shares of Class A Common Stock vested in the name of Thomas E. Mitchell that are held by the ManTech International Corporation Employee Stock Ownership Plan.

[8]	Includes 2,225 shares of Class A Common Stock held by Fidelity Brokerage Services LLC for Helen C. Fatzinger, as to which Mr. Fatzinger disclaims beneficial ownership.

Ownership by Holders of More Than 5% of Our Class A Common Stock

The following table details certain information with regard to the beneficial ownership of the owners of more than 5% of our outstanding Class A Common Stock, as of December 31, 2008.

Name and Address	Number of Shares Beneficially Owned and Nature of Beneficial Ownership (1) (2) (3) (4)	Percent of Outstanding Class A Common Stock (5)	Percent of Outstanding Class B Common Stock (5)	Total Voting Power (5)
George J. Pedersen 12015 Lee Jackson Hwy, Fairfax, VA 22033	13,958,345		100%	86.6%
Neuberger Berman, Inc. 605 Third Avenue, New York, NY 10158	2,553,632	11.9%		1.6%
Barclays Global Investors, NA 400 Howard St., San Francisco, CA 94105	1,406,098	6.5%		0.9%
The Bank of New York Mellon Corporation One Wall Street, 31st Fl., New York, NY 10286	1,160,342	5.4%		0.7%
Fidelity Management and Research Corporation 82 Devonshire Street, Boston, MA 02109	1,143,780	5.3%		0.7%

[1]

As reported on a Schedule 13G/A filed by Neuberger Berman, Inc. on February 11, 2009. According to such Schedule 13G/A, Neuberger Berman, Inc. and Neuberger Berman, LLC have shared voting power with respect to 2,160,800 of these shares, and shared dispositive power with respect to all 2,553,632 of these shares; Neuberger Berman Management LLC reported shared voting and shared dispositive power with respect to 2,160,800 of these shares; and Neuberger Berman Equity Funds reported shared voting and shared dispositive power with respect to 2,150,500 of these shares.

[2]

As reported on a Schedule 13G filed by Barclays Global Investors, NA on February 6, 2009. According to such Schedule 13G, Barclays Global Investors, NA beneficially owns 1,406,098 shares, and has the sole voting power with respect to 1,217,499 of these shares, and sole dispositive power with respect to all 1,406,098 shares.

[3]

As reported on a Schedule 13G filed by The Bank of New York Mellon Corporation on February 17, 2009. According to such Schedule 13G, The Bank of New York Mellon Corporation beneficially owns 1,160,342 shares, and has the sole voting power with respect to 1,040,711 of these shares, and sole dispositive power with respect to all 1,160,342 of these shares.

[4]

As reported on a Schedule 13G/A filed by Fidelity Management and Research Corporation on February 16, 2009. According to such Schedule 13G/A, Fidelity Management and Research and Management Corporation beneficially owns 1,143,780 shares, and has the sole voting power with respect to 159,620 of these shares, and sole dispositive power with respect to all 1,143,780 of these shares.

[5]

Based on 21,521,964 shares of Class A Common Stock and 13,958,354 shares of Class B Common Stock outstanding on December 31, 2008. The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share. The Class B shares may be converted by their holder into Class A shares at any time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of such Section 16 reports that they file.

Based solely upon our review of copies of such reports received by it and written representations from our officers and directors that no other reports were required for them, we believe that our officers, directors and 10% stockholders complied with their Section 16(a) filing obligations for 2008 and timely filed all reports required to be filed pursuant to Section 16(a) for 2008.

Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, no later than January 14, 2010. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words. Notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process mentioned above must be received by our Corporate Secretary between December 4, 2009 and February 2, 2010 in order to be considered timely. As to all such matters for which we do not receive notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy relating to the 2010 Annual Meeting of Stockholders. However, if we determine to change the date of the 2010 Annual Meeting of Stockholders by more than 30 days from May 14, 2010, we will provide stockholders with a reasonable time before we begin to print and mail our proxy materials for the 2010 Annual Meeting of Stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC.

Incorporation by Reference and Other Information

We have included our Annual Report for the fiscal year ended December 31, 2008 (and our audited financial statements for such fiscal year) with this proxy statement; however, the Annual Report and the audited financial statements are not incorporated by reference into this proxy statement, do not constitute a part of the proxy soliciting material, and are not subject to the liabilities of Section 18 of the Exchange Act. You may request additional copies of the accompanying Annual Report, without charge, by contacting our investor relations department.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the financial statements, financial statement schedules and exhibits), without charge, by sending a written request to our Corporate Secretary, Jeffrey S. Brown, at ManTech International Corporation, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, or by calling (703) 218-6098.

Additionally, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on the Corporate Governance page of our Website, as soon as reasonably practicable after we electronically file such reports with the SEC. Information contained on our Website is not a part of this proxy statement.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 3, 2009

Appendix A

Companies Included in Executive Compensation Surveys

Some of the companies listed on this Appendix A are not similarly-sized companies within the business software and services industry, and would not be included in the survey averages used for compensation determinations. Because of the structure of the surveys, it is not possible to identify which of the companies listed below were actually included in the survey averages used for any of our named executive officers. Therefore, this Appendix A includes all companies which might have been included in the survey averages used.

A O Smith Corporation	American International
A.T. Kearny, Inc.	American Signature, Inc.
ABB, Inc.	AMERIGROUP Corporation
Abbott Laboratories	AmeriPride Services, Inc.
ABM Industries, Inc.	Ameriquest
ABS	AmerisourceBergen Corporation
Abt Asssociates, Inc.	Ames True Temper
ABX Air, Inc.	Amphenol Corporation
ACC Capital Holdings	Amplifon USA
ACI Worldwide	AMSEC LLC
Accenture	Anixter International, Inc.
Accor North America, Inc.	AOC, LLC
ACE INA	AOL, LLC
Acergy US, Inc.	AON Corporation
Acuity	Apache Corporation
Adecco	APL Limited
ADESA, Inc	APL Limited - APL Logistics
ADTRAN Incorporated	Apogen Technologies
Advanced Measurement Technology, Inc.	Apollo Group, Inc.
Advanced Micro Devices	Applied Materials, Inc.
Advanta Corporation	Applied Technology & Management
ADVO, Inc.	APS
Aeronix, Inc.	AQS, Inc.
AET	Arch Coal, Inc.
Ag Processing, Inc.	Archer Daniels Midland Company
AGCO Corporation	Archon Group, L.P.
Agfirst	AREVA NP, Inc.
AGL Resources, Inc.	ARGO-TECH Corporation
AIPSO	Argonaut Group
Aker Kvaerner	Argonne National Laboratory
Akzo Nobel, Inc.	Armstrong World Industries - COE
Albemarle Corporation	ARTEL, Inc
Aleris International, Inc.	Arup - NewYork
Alexander & Baldwin, Inc.	Arup - San Francisco
Alfa Laval, Inc.	Ashland, Inc.
Allegheny Techologies, Inc.	Assurant, Inc.
Allergan, Inc.	Assurant Solutions
Allete	Assurant Solutions & Specialty Property
Alliance Data Systems	Assurant Specialty Property
Alliant Techsystems	Asurion
ALON USA Energy, Inc.	AURA/Gemini Observatory
ALSAC St. Jude	Automatic Data Processing (ADP)
Alta Resources Corporation	Avaya, Inc.
Ameren Corporation	Aviall, Inc.

Avista Corporation	CAE Simuflite
AvivaUSA	Caelum Research Corporation
Axis Capital Holdings	Calibre Systems
Babcock & Wilcox Company	California ISO
Baker Hughes, Inc.	Camcraft
Ball Corporation	Cameron International Corporation
Baltimore Aircoil Company	Capgemini
Bausch & Lomb, Inc.	Carilion
Baxter International, Inc.	Carlisle Companies, Inc.
Beacon Industrial Group	Carlson Companies
Bechtel Corporation	Carpenter Technology Corporation
Bechtel Systems & Infrastructure, Inc.	Castle Rock Industries
Beckman Coulter, Inc.	CDM, Inc.
Belk, Inc.	CDW Corporation
Belkin International, Inc.	CEC Entertainment, Inc.
Belo Corporation	Celanese Corporation
Bemis Company, Inc.	Celestia
Berwick Offray LLC	Celtic Insurance
BG North America LLC	Cemex, Inc.
Biodynamic Research Corporation	Centene Corporation
Biogen Idec, Inc.	Centex Corporation
Black & Veatch Corporation	CenturyTel, Inc.
Black & Veatch, Inc.	Century Tel Enterprises, Inc.
BlueLinx Corporation	Cephalon, Inc.
Bluelinx Holdings, Inc.	CEBA Logistics
Boart Longyear	CFA Institute
Boeing Company	CFC International
Bombardier Transportation	CGGVeritas
Booz Allen Hamilton	CGI-AMS
Borg Warner, Inc.	CGI Technologies and Solutions, Inc.
Boston Scientific Corporation	CH2M Hill
Bovis Lend Lease	Chemtura Corporation
Brady Corporation	Chicago Board Options Exchange
BRE Properties, Inc.	CHS, Inc.
Bristol West Holdings, Inc.	Chubb & Son
Broadcom Corporation	Chubb Corporation
Broadlane	Church & Dwight
Brookhaven National Laboratory	CIT Group, Inc.
Brown and Caldwell	Citizens Communications Company
Brown-Forman Corporation	Clarkston Consulting - Clarkston Potomac Group, Inc.
Brownells, Inc.	Classified Ventures, LLC
Brunswick new Technologies	Cleco Corporation
Bucyrus International, Inc.	Clopay Corporation
Buffets, Inc.	ClubCorp, Inc.
Builders Firstsource	Coffeyville Resources, LLC
Building Materials Holding Corporation	Colsa Corporation
Bunge, Ltd.	Comerica, Inc.
C. H. Robinson Worldwide	CommScope, Inc.
C2 Portfolio Essentials, Inc.	Communication Technologies, Inc.
C2 Portfolio, Inc.	Communications Data Services, Inc.
Cabelas, Inc.	CompuCom Systems, Inc.
Cabot Corporation	Computer Sciences Corporation - Americas Outsourcing
CACI International, Inc.	Computer Task Group

Computer Technology Associates, Inc. - Corporate	E. I. du Pont de Nemours and Company
Concentra, Inc.	E. ON US, LLC
ConnectiCare, Inc.	E W Scripps Company
Conseco Services LLC	Eaton Corporation
Constellation Brands, Inc.	EchoStar Communications Corporation
Convergys Corporation	EchoStar Satellite LLC
Con-Way, Inc.	Ecolab, Inc.
Cook Communication Ministries	EDFUND
Cooper Industries, Ltd.	Edison International
Copeland Corporation	EDS
Core Mark Holding Co., Inc.	Edward Jones & Company
Corning, Inc.	Edwards Lifesciences, LLC
Corporate Express, Inc., a Buhrmann Company	eFunds Corporation
Corrections Corporation of America	EG&G - Defense Materials
Covansys Corporation	EI du Pont de Nemours
Cox Enterprises, Inc.	El Paso Corporation
Crane Company	Electro Rent Corporation
Crowe Chizek and Company, LLC	Electronic Data Systems
Crowley Maritime Corporation	Elmer’s Products, Inc.
Crown Castle International Corporation	Elsevier
Crown Cork & Seal	Embarq Corporation
CSL Behring, LLC	EMC Corporation
Cubic Corporation	EMCOR Group, Inc.
Culligan International Company	Enbridge Energy Partners, LP
Cummins, Inc.	Endeavour International
Cytec Industries, Inc.	Energizer
Dade Behring, Inc.	Enodis plc
Daiichi Sankyo, Inc.	EnPro Industries, Inc.
Dal-Tile, Inc.	ENSCO International, Inc.
Danaher Corporation	Entergy Corporation
Danaher Motion	Enterprise Products Partners, LP
Danfoss - Bauer	EOG Resources, Inc.
Dassault Falcon Jet Corporation	EON US LLC
Data Center, Inc.	Ergotron, Inc.
Data Exchange	Eschelon Telecom, Inc.
Data Recognition Corporation	ESCO Corporation
Davita, Inc.	ESCO Technologies
Dayton Superior Corporation	Essilor of America
Del Laboratories, Inc.	Esterline Technologies Corporation
Delek US Holdings, Inc.	Etnyre International, Ltd.
Delorme Publishing	Everest Re Group, Ltd.
Delphi Corporation	Exel, Inc.
Deluxe Corporation	Exelon Corporation
Diebold, Inc.	Exide Corporation
Digital Risk, LLC	Exostar, LLC
Digitas, Inc.	Expeditors International of Washington, Inc.
Discovery Communications, Inc.	E-Z-EM, Inc.
D-M-E Company	Fabri-Kal Corporation
Dobson Communications Corporation	FBD Consulting, Inc.
Donaldson Company, Inc.	FCI USA, Inc.
Dover Corporation	Federal Mogul Corporation
DSC Logistics	Fellowes, Inc.
DST Systems, Inc.	Ferguson Enterprises

Fermi National Accelerator Laboratory	Global Industries Offshore LLC
FermiLab	GM Offshore, Inc.
Ferrellgas	Gold Eagle Company
Ferro Corporation	Golden Horizons, LLC
Fidelity National Information Services	Golden Innovations
First American Corporation	Golden Ventures, LLC
First Citizen of South Carolina	Golub Corporation
First Data Corporation	Goodrich Corporation
First Horizon National Company	Google, Inc.
First Marblehead Corporation	Graco, Inc.
Fiserv, Inc.	GROWMARK, Inc.
Fiskars Brands, Inc.	GTECH Corporation
Flint Group	GTSI
Florida Production Engineering	Halliburton Company
Fluor Corporation	Hanesbrands, Inc.
FMC Corporation	Hannaford Bros. Company
FMC Technologies, Inc.	Harman International Industries, Inc.
Foldcraft Company	Harris Associates, LP
Forest City Enterprises	Harris Interactive
Forest Laboratories, Inc.	Harsco Corporation
Fortune Brands, Inc.	Harshaw Trane
Foseco Metallurgical, Inc.	Harvey Industries
Fossil Partners LP	Hazelden Foundation
Foster Wheeler, Ltd.	HDQ
Freedom Communications, Inc.	Heat Transfer Research, Inc.
Fremont Group	Helmerich & Payne, Inc.
G&K Services, Inc.	Hendrickson International
G. Loomis, Inc.	Henry Schein, Inc.
Galamba Companies, Inc.	Hercules, Inc.
Galtfelter	Herman Miller, Inc.
Gambro, Inc.	Hess Corporation
GameTech International	Highmark, Inc.
Gardner Denver	Hill Phoenix
Gartner, Inc.	Hilti, Inc.
Gateway, Inc.	Hines Interests, LLP
GATX Corporation	Hitachi
GENCO Distribution Systems	HNI Corporation
GenCorp, Inc.	HNTB Companies
General Communication, Inc.	Holden Industries
General Dynamics Information Technology	Holly Corporation
General Growth Properties, Inc.	Honeywell International, Inc.
Genpro, Inc.	Hospira, Inc.
Genpro Transportation	Hubbell, Inc.
Genzyme Corporation	Humana, Inc.
George Fisher Signet, Inc.	Hunt Consolidated
Georgia Gulf Corporation	Hunter Douglas, Inc.
Gerdau Ameristeel	Hunter Industries Incorporated
Gilead Sciences, Inc.	Huntington Bancshares, Inc.
Givaudan - United States	Huntsman Corporation
GKN North America Services, Inc.	Huron Consulting Group
Glatfelter Company	Hutchinson Technology, Inc.
Glatfelter - Chillicothe Plant	Huttig Building Products, Inc.
Global Consultants, Inc.	Hydril Company, LP

I.C. System, Inc.	KIK Custom Products
IDACORP, Inc.	Kinetico, Inc.
Idearc, Inc.	Komatsu America Corporation
IMC, Inc.	KRATON Polymers US, LLC
Immix Management Services	Kronospan, LLC
Infinite Solutions LLC	Krueger International
Information Handling Services (IHS)	Kyocera America, Inc.
Information Management Service	L Perrigo Company
Ingersoll-Rand Co., Ltd.	L-3 Communications Holdings, Inc.
Ingram Industries, Inc.	L-3 Government Services
Ingram Micro, Inc.	Lab Volt System
Innomark Communications	Laboratory Corporation of America
Institute of Nuclear Power Operations	Laboratory Corporation of America Holdings
Instrument Sales & Service	LaGarde, Incorporated
Integra Telecom Holdings	LAIKA
Intel Corporation	Landis+Gyr, Inc.
Interface Solutions	Landstar System, Inc.
International Imaging Materials, Inc.	Lantech.com
Interpublic Group of Companies	LANXESS Corporation US
Intertape Polymer Group	LAUSD
Invensys Controls	Lawson Products, Inc.
Invesco, Plc.	LeasePlan U.S.A.
iPCS, Inc.	Legal & General America, Inc.
Irex Corporation	Leggett & Platt, Inc.
ISO, Inc.	Lehigh Cement Company
Itochu International, Inc.	Lennox International, Inc.
ITT Corporation	Leo Burnett Worldwide
ITT Industries System Division	LESCO, Inc.
J&B Software, Inc.	Leupold & Stevens, Inc.
J J Keller & Associates, Inc.	Level 3 Communications
J R Simplot Company	Liberty Diversified Industries
Jacobs Engineering Group, Inc.	Live Nation, Inc.
Jacobs Technology, Inc.	Lockheed Martin Corporation
James Hardie Building Products	Lockheed Martin Information Systems & Global Services
Jarden Corporation	Loews Corporation
Jefferson Wells International	Logan’s Roadhouse
JLT Services Corporation	Loop, LLC
Jockey International, Inc.	Los Alamos National Laboratory
John Crane, Inc.	Louisiana Pacific
John Wiley & Sons, Inc.	Lozier Corporation
Johnson Controls - Power Solutions	Lubrizol Corporation
Johnson Outdoors, Inc.	Luck Stone Corporation
JPI Partners, LLC	Lundbeck Research USA, Inc.
JSJ Corporation	Maersk, Inc.
Juniper Networks, Inc.	Magellan Midstream Holdings, LP
K. Hovnanian Companies	Magna Donnelly Corporation
Kason Corporation	Main Street America Group
KBR, Inc.	Malco Products, Inc.
Keenan & Associates	Malcolm Pirnie, Inc.
Keihin Indiana Precision Technology	Manitowoc Company
Kendle International	Mannatech, Inc.
Kerry, Inc.	Mannington Mills, Inc.

Maritz, Inc.	NCMIC
MARKEM Corporation	NCR Corporation
Marshall & Ilsley Corporation	Nelnet, Inc.
Martin Marietta Materials	New Customer Service Companies
Masco Corporation	New York ISO
Matson Navigation Company	NICOR, Inc.
Matthews International Corporation	NII Holdings, Inc.
MBIA, Inc.	Noble Corporation
McDermott International, Inc.	Nordson Corporation
McLeodUSA	Nortel Networks Corporation
MDU Resources Group, Inc.	Northrop Grumman Mission system
MeadWestvaco Corporation	Novamex
Meijer, Inc.	NRUCFC
Menasha Corporation	NSK Corporation
Mercury General Corporation	NSTAR
Merial Limited	NTN Bearing Corporation of America
Merrill Corporation	Nuclear Management Company, LLC
Messier-Bugatti USA	Nucor Corporation
Metavante Corporation	Oce Business Services
MetoKote Corporation	Old Republic International Corporation
MetroPCS	OLIN Corporation
Michael Baker Corporation	OM Group, Inc.
Micro Motion, Inc.	Omnicom Group
Microflex Corporation	ONEOK, Inc.
Midwest ISO	Oneok Partners LP
Midwest Research Institute	Opus Corporation
Millbrook Partners	Orbital Science Corporation
Milliken & Company	Owens & Minor, Inc.
Milltronics	Oxford Industries
MindLeaders.com	Paccar, Inc.
Mirant	Pacer International
Mitsui & Company U.S.A., Inc.	Pacific Northwest National Laboratory
MMS Consultants, Inc.	PacifiCorp
Mohawk Industries	Pactiv Corporation
Molex, Inc.	Panduit Corporation
Money Mailer LLC	Parkway Corporation
Motorola, Inc.	Parsons Brinckerhoff
MPSI Systems, Inc.	Parsons Corporation
M-real USA Corporation	Partnerre, Ltd.
MSC Industrial Direct	Parts Now LLC
MTC Technologies	Patterson Companies, Inc.
MTD Products, Inc.	Pegasus Solutions
MTS Systems Corporation	Pentair, Inc.
Mueller Industries	Pentax USA, Inc.
Nacco Industries, Inc.	Pergo, Inc.
Nalco Holding Company	Perini Corporation
Nash Finch Company	Pernod Ricard USA
National Oilwell Varco	Perot Systems Corporation
National Security Technologies LLC	Peter Kiewit Sons, Inc.
Navarre	Peter R. Johnson & Company
Navy Exchange Service Command (NEXCOM)	PGT Industries
NCCI Holdings, Inc.	Phacil, Inc.
NCH Corporation	Pharmative LLC

PharMerica	Rich Products Corporation
PHH Arval	Ricoh Corporation
PHI, Inc.	Rimage Corporation
Philip Services Corporation	Rite-Hite Corproation
PHNS, Inc.	RLI Corp.
Phoenix Companies, Inc.	Robert Bosch Corporation
Pilot Corporation America	Robert Bosch LLC
Pinnacle West Capital Corporation	Robert Half International, Inc.
Pioneer Hi-Bred International	Rockwell Automation, Inc.
Pitney Bowes, Inc.	Rockwell Collins
Plante & Moran, PLLC	Rockwood Holdings, Inc.
Plexus Corporation	Rohm and Haas Company
Plymouth Tube	Roland Corporation US
PM Company	Rollins, Inc.
PNM Resources	RR Donnelley & Sons Company
Polar Electro, Inc.	RREEF
Policy Studies, Inc.	Rush Enterprises, Inc.
Polymer Group Inc.	Ryder Systems, Inc.
PolyOne Corporation	Ryland Group, Inc.
Popular, Inc.	Sabre Holdings, Inc.
Powerwave Technologies, Inc.	SAE International
PPD, Inc.	Safeco Corporation
PPG Industries, Inc.	Safety Kleen
PPL Corporation	Safety-Kleen Systems, Inc.
PRA International	Safilo USA
Praxair	SAIF Corporation
Preformed Line Products Company	Sakura Finetek USA, Inc.
Premier, Inc.	Salk Institute
Pride International, Inc.	Samsung Telecommunications America
Pro Staff	Sanmina-SCI Corporation
Project Management Institute	Sandisk Corporation
Prologis	Sandoz, Inc.
ProQuest Company	Sanofi-Aventis
Public Service Enterprise Group, Inc.	SAS Institute, Inc.
Qualex, Inc.	Sauer-Danfoss, Inc.
Quanta Services, Inc.	SBA Network Services, Inc.
Questar Corporation	SCANA Corporation
Quintiles	SCF of Arizona
Qwest Communications International, Inc.	SCF Arizona
R L Polk & Company	Schein Henry, Inc.
Rainin Instrument LLC	Schering-Plough
Raley’s	Schlumberger Oilfield Services
Ratner Companies	Schlumberger, Ltd.
Raytheon Company	Schneider Electric NA
RBC - Centura	Schneider National, Inc.
Realogy Corporation	Schwarz
Reckitt Benckiser, Inc.	Science Applications International Corporation
Redcats USA	SCS Engineers - SCS Energy
Regency Centers Corporation	SCS Field Services - Modesto
Republic Services, Inc.	Sea Star Line, LLC
Rexel, Inc.	Seaboard Corporation
Reynolds American, Inc.	Seaman Corporation
RiceTec, Inc.	Securitas Security Services, USA

Sempra Energy	Technical Professional Services, Inc.
Senco Products, Inc.	TechTeam Global, Inc.
Sentry Group	TECO Transport
Sequa Corporation	Tecolote Research, Inc.
Service Master	TelAlaska, Inc.
Seventh Generation	Telco Solutions III, LLC
Shachihata, Inc. USA	Tele-Consultants, Inc.
Shure, Inc.	Teledyne Brown Engineering
Sierra Pacific Resources	Teleflex
Silgan Holdings, Inc.	Telerx
Sitel	TeleTech Holdings, Inc.
SJE-Rhombus	Tellabs, Inc.
Skywest, Inc.	Tellus Operating Group, LLC
SLM Corporation	Temple-Inland, Inc.
Sloan Valve Company	Tenaris, Inc. USA
SMC Corporation of America	Terex Corporation
Smith & Nephew, Inc.	Tesco Corporation
Smith International, Inc.	Tesoro Corporation
Solutia, Inc.	Texas Air Composites
Solvere	Texas Industries, Inc.
Sonoco Products Company	Texas Instruments, Inc.
Southern Union Company	Textainer
Space Telescope Science Institute	Textron, Inc.
Spansion, Inc.	The Antioch Company
Spirit Aerosystems	The Colman Group, Inc.
Spirit Aerosystems Holding	The Decurion Corporation
Springs Global US, Inc.	The Doe Run Company
Sprint Nextel Corporation	The E.W. Scripps Company
SPX Corporation	The Irvine Company
SRAM	The John H Harland Company
Stanley Works	The Joint Commission
StarTek - Alexandria	The Kroger Company
Steelcase, Inc.	The Lamson & Sessions
STERIS	The Lindy Group, Inc.
Stewart Information Services Corporation	The Midland Company
Stoll Keenon Ogden PLLC	The MITRE Corporation
Storck USA LP	The NORDAM Group
Stryker Corporation	The Raymond Corporation
Sundt Companies	The Regence Group
Superior Essex, Inc.	The Ryland Group, Inc.
SuperValu	The Sundt Companies, Inc.
SureWest Communications Company	The Taubman Company
Swift Transportation	The Toro Company
Sykes Enterprises, Inc.	The Williams Companies, Inc.
Synacor, Inc.	The Woodbridge Group
Synnex Corporation	Thermadyne Holdings
Synovate	Thermadyne Holdings Corporation
Synthes	Thermo Fisher Scientific
Sypris Solutions	Thomas Jefferson National Accelerator Facility
T D Williamson, Inc.	Thomson Corporation
TDS Telecom	TIMET
Tech Data Corporation	Timken Company
Technical Olympic USA, Inc.	Title Resource Group

TIW Corporation	W R Grace & Company
TJX Companies, Inc.	W.W. Grainger, Inc.
TM GE Automation Systems, LLC	Wackenhut Services, Inc.
T-Mobile USA	Waddell & Reed
Toshiba America Business Solutions, Inc.	Waggener Edstrom Worldwide
Transcore	Washington Group International, Inc.
Transocean Offshore, Inc.	Weatherford International, Ltd.
Trebol USA, LLC	Werner Enterprises, Inc.
Tremco, Inc.	Wesco International, Inc.
Trinity Consultants, Inc.	Westfield Group
Trinity Industries	Westinghouse Electric Company
TRMI, Inc.	Westinghouse Savannah River Company
True Partners Consulting	Weston Solutions, Inc.
Tween Brands, Inc.	White Mountains Re Services
TXU Corporation	Wilbur Smith Associates
Tyco Electronics	Wilder Foundation
UDR, Inc.	William Blair & Company, LLC
Ulticom, Inc.	Williams Lea, Inc.
Underwriters Laboratories, Inc.	Willis North America
Unionbancal Corporation	Windstream Communications
Unisys Corporation	Winston Industries, LLC
United Technologies Corporation	Winterthur North America
Unitrin, Inc.	World Access
Unitrin Specialty	Worldspan
Universal Instruments Corporation	Worthington Industries
Universal Weather & Aviation	WR Berkley Corporation
Uponor, Inc.	Wright Express Corporation
Upper Deck	Wright Line, LLC
URS Corporation	WW Grainger, Inc.
US Investigations Services	Wyle Laboratories
US Xpress, Inc.	XL Capital, Ltd.
USG Corporation	XO Communications, Inc.
USRA	Yamaha Corporation of America
UST, Inc.	Yazaki North America, Inc.
V S E Corporation	YRC Worldwide
Van Andel Institute	YRC Worldwide, Inc.
Vectren Corporation	YSI
Venturedyne Ltd.	Zimmer Holdings, Inc.
Verizon Communications	Zurich North America
Vetco Gray, Inc.
VF Corporation - Services
Viad Corporation
Viasystems Group, Inc.
Viejas Enterprise
VistaPrint
Vistar Corporation
Visteon Corporation
Vivendi
Von Roll USA, Inc.—New York
Vulcan Materials Company—Mideast Division
VWR Corporation
W.C. Bradley Coompany
W.L. Gore & Associates, Inc.

MANTECH INTERNATIONAL CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS—MAY 14, 2009 (This Proxy is solicited by the Board of Directors of the Company) The undersigned Stockholder of ManTech International Corporation hereby appoints George J. Pedersen and Jeffrey S. Brown, or either of them, his/her true and lawful agents and proxies, each with full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of ManTech International Corporation to be held at Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, Virginia 22033, on Thursday, May 14, 2009 at 11:00 a.m. (EDT). WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF MANTECH INTERNATIONAL CORPORATION May 14, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.mantech.com/IR/SEC-Proxy.asp Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach and mail in the envelope provided. 21030000000000000000 0051409 THE BOARD OF DIRECTORS RECOMMENDS AVOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Proposal 1—Election of Directors: NOMINEES: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) George J. Pedersen Richard L. Armitage Mary K. Bush Barry G. Campbell Robert A. Coleman Walter R. Fatzinger, Jr. David E. Jeremiah Richard J. Kerr Kenneth A. Minihan Stephen W. Porter INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 2. Proposal 2—Ratify the of appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2009. 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1 and 2 are fully explained. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. FOR AGAINST ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.